                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

                                      :
     In re:                           :   Chapter 11
                                      :
     ADVANCED RADIO TELECOM CORP.,    :
     et al./1/;                       :   Case No. 01-1511 (JJF)
                                      :   (Jointly Administered)
          Debtors.                    :
                                      :
---------------------------------------

                         DISCLOSURE STATEMENT PURSUANT
                   TO SECTION 1125 OF THE BANKRUPTCY CODE IN
                 RESPECT OF THE DEBTORS' AND OFFICIAL COMMITTEE
              OF UNSECURED CREDITORS' JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                    ---------------------------------------

PACHULSKI, STANG, ZIEHL, YOUNG               ANDREWS & KURTH LLP
& JONES, P.C.                                Paul N. Silverstein
Bruce Grohsgal                               Richard Baumfield
919 N. Market Street, 16/th/ Floor           805 Third Avenue
P.O. Box 8705                                New York, NY 10022
Wilmington, DE 19899-8705                    (212) 850-2800
(302) 652-4100

         -and-                                     -and-

PACHULSKI, STANG, ZIEHL, YOUNG               SAUL EWING LLP
& JONES, P.C.                                Norman L. Pernick
Marc A. Beilinson                            222 Delaware Avenue,
10100 Santa Monica Boulevard,                Suite 1200
11/th/ Floor                                 Wilmington, DE  19801-1611
Los Angeles, CA  90067                       (302) 421-6800
(310) 277-6910

Counsel to Debtors                           Counsel to Official Committee of
                                             Unsecured Creditors
Dated:    Wilmington, Delaware
          September 20, 2001

___________________
/1/ The Debtors are: Advanced Radio Telecom Corp. (Case No. 01-1511), ART Licensing Corp. (Case No. 01-1512), ART Leasing, Inc. (Case No. 01-1513), Big Creek Systems, LLC (Case No. 01-1514), and DCT Communications, Inc. (Case No. 01-1515).

                                   DISCLAIMER
                                   ----------

ALL CREDITORS AND HOLDERS OF PREFERRED INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND OTHER EXHIBITS ANNEXED TO THE PLAN AND THE DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS OR RECOMMENDATIONS OF THE DEBTORS, THE OFFICIAL COMMITTEE OF CREDITORS, OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.

THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE

TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, PREFERRED INTERESTS, OR EQUITY INTEREST IN, THE DEBTORS.

                      EXHIBITS TO THE DISCLOSURE STATEMENT
                      ------------------------------------

Exhibit A         -        The Plan

Exhibit B         -        Order of the Bankruptcy Court dated September 20,
                           2001, among other things, approving this Disclosure
                           Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan

Exhibit C         -        Advanced Radio Telecom Corp., Form 10-K for the
                           Fiscal Year ended December 31, 1999

Exhibit D         -        Advanced Radio Telecom Corp., Form 10-Q for the
                           quarter period ended September 30, 2000

Exhibit E         -        Projected Financial Information

Exhibit F         -        Plan Support Agreement

Exhibit G         -        Term Sheet

                               TABLE OF CONTENTS
                               -----------------

I.    INTRODUCTION................................................................................................   1
   A.    Holders of Claims and Preferred Interests Entitled to Vote...............................................   2
   B.    VOTING PROCEDURES........................................................................................   4
   C.    Special Note for Holders of Old Notes and Preferred Interests Entitled to
   Vote on the Plan...............................................................................................   5
      1.    Beneficial Owners.....................................................................................   5
      2.    Brokerage Firms, Banks, and Other Nominees............................................................   6
      3.    Fiduciary and Other Representatives...................................................................   6
   D.    Procedures for Subscribing to Purchase New Class a Warrants and New
   Senior Secured Notes...........................................................................................   6
      1.    General Unsecured Creditors...........................................................................   6
      2.    Preferred Interest Holders............................................................................   7
      3.    Procedure.............................................................................................   7
   E.    Confirmation Hearing.....................................................................................   7

II.      OVERVIEW OF THE PLAN.....................................................................................   9

   A.    The Plan.................................................................................................   9
   B.    Plan Support and Term Sheet.............................................................................   12

III.     THE DEBTORS' HISTORY AND REASONS FOR FILING CHAPTER 11..................................................   12

   A.    Organizational and Equity Structure.....................................................................   12
   B.    Description and History of Business.....................................................................   13
      1.    Management...........................................................................................   13
      2.    Pre-Petition Date Financing Arrangements.............................................................   13
      3.    Business.............................................................................................   14
      4.    The Debtors' History.................................................................................   16
      5.    FCC Issues...........................................................................................   16
   C.    Events Leading to the Commencement of the Chapter 11 Case...............................................   18

IV.      SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES..........................................................   18

   A.    Wind Down of Business...................................................................................   18
   B.    First Day Orders........................................................................................   18
   C.    Statutory Committee.....................................................................................   19
   D.    Appointment of Professionals............................................................................   21
   E.    Claims Bar Date.........................................................................................   21
   F.    Employee Retention Program..............................................................................   21
   G.    Cisco Loans.............................................................................................   21

V.    THE PLAN OF REORGANIZATION.................................................................................   22

   A.    Classification and Treatment of Claims, Preferred Interests, and Equity
   Interests.....................................................................................................   22
      1.    Administrative Expense Claims........................................................................   22
      2.    Priority Tax Claims..................................................................................   23
      3.    Class 1 - Other Priority Claims......................................................................   24
      4.    Class 2 - Miscellaneous Secured Claims...............................................................   24

      5.    Class 3 - Secured Vendor Financing Claim.............................................................  24
      6.    Class 4 - General Unsecured Claims (Trade Claims and Old Notes.).....................................  24
      7.    Class 5 -  Preferred Interests.......................................................................  25
      8.    Class 6 -  Equity Interests..........................................................................  25
   B.    Securities to be Issued Under the Plan..................................................................  25
      1.    New Common Stock.....................................................................................  25
      2.    New Class A Warrants.................................................................................  25
      3.    New Senior Secured Notes.............................................................................  26
   C.    Means of Implementation.................................................................................  26
      1.    Distributions........................................................................................  26
      2.    Authorization to Issue New Securities................................................................  26
      3.    Senior Secured Note..................................................................................  26
      4.    Participation in the Senior Secured Term Loan........................................................  27
      5.    Adoption of Stock Option Plan........................................................................  28
      6.    Cancellation of Existing Securities and Agreements...................................................  28
      7.    Corporate Action.....................................................................................  28
      8.    Amended Certificate of Incorporation.................................................................  29
   D.    Provisions Governing Distributions......................................................................  29
      1.    Date of Distributions................................................................................  29
      2.    Disbursing Agent.....................................................................................  29
      3.    Compensation of Professionals........................................................................  29
      4.    Substantial Contribution Claims......................................................................  30
      5.    Delivery of Distributions............................................................................  30
      6.    Manner of Payment Under the Plan.....................................................................  30
      7.    Fractional Shares....................................................................................  30
      8.    Setoffs and Recoupment...............................................................................  30
      9.    Distributions After Effective Date...................................................................  31
      10.   Rights and Powers of Disbursing Agent................................................................  31
      11.   Exculpation..........................................................................................  31
      12.   Old Indenture Trustee's Fees and Expenses............................................................  31
      13.   Record Date for Holders of Old Notes.................................................................  32
   E.    Procedures for Treating Disputed Claims Under the Plan..................................................  32
      1.    Disputed Claims......................................................................................  32
      2.    No Distribution Pending Allowance....................................................................  32
      3.    Distributions After Allowance........................................................................  32
      4.    Voting Rights of Holders of Disputed Claims..........................................................  33
   F.    Provisions Governing Executory Contracts and Unexpired Leases...........................................  33
      1.    Assumption or Rejection of Contracts and Leases......................................................  33
   G.    Conditions Precedent to Effective Date..................................................................  33
      1.    Conditions Precedent to Effective Date of the Plan...................................................  33
      2.    Waiver of Conditions Precedent.......................................................................  34
   H.    Effect of Confirmation..................................................................................  34
      1.    Vesting of Assets....................................................................................  34
      2.    Binding Effect.......................................................................................  34
      3.    Discharge of Debtors.................................................................................  34
      4.    Term of Injunctions or Stays.........................................................................  35

      5.    Indemnification Obligations..........................................................................  35
   I.    Retention of Jurisdiction...............................................................................  35
   J.    Summary of Other Provisions of the Plan.................................................................  36
      1.    Payment of Statutory Fees............................................................................  36
      2.    Administrative Expenses Incurred After the Confirmation Date.........................................  36
      3.    Section 1125(e) of the Bankruptcy Code...............................................................  36
      4.    Creditors Committee..................................................................................  37
      5.    Binding Effect.......................................................................................  37
      6.    Exemption from Certain Transfer Taxes................................................................  37
      7.    Modifications and Amendments.........................................................................  37
      8.    Governing Law........................................................................................  37
      9.    Preservation of Transferred Claims...................................................................  38

VI.      CONFIRMATION AND CONSUMMATION PROCEDURE.................................................................  38

   A.    Solicitation of Votes...................................................................................  38
   B.    The Confirmation Hearing................................................................................  39
   C.    Confirmation............................................................................................  40
      1.    Acceptance...........................................................................................  40
      2.    Unfair Discrimination and Fair and Equitable Tests...................................................  40
      3.    Feasibility..........................................................................................  41
      4.    Best Interests Test and Liquidation Analysis.........................................................  42
   D.    Consummation............................................................................................  44

VII.     MANAGEMENT OF REORGANIZED DEBTORS.......................................................................  45

   A.    Board of Directors and Management.......................................................................  45
      1.    Composition of the Board of Directors................................................................  45
      2.    Identity of Principal Officers.......................................................................  46
   B.    Stock Option Plan.......................................................................................  47

VIII.       APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE NEW COMMON STOCK, NEW SENIOR SECURED NOTES
AND NEW CLASS A WARRANTS TO BE DISTRIBUTED UNDER THE PLAN........................................................  47

   A.    New Common Stock to be Issued Under the Plan............................................................  47
   B.    New Senior Secured Notes and New Class a Warrants.......................................................  48
   C.    Registration Rights.....................................................................................  50
   D.    Reorganization Values...................................................................................  51

IX.      RISK FACTORS TO BE CONSIDERED...........................................................................  52

   A.    Significant Holders.....................................................................................  53
   B.    Lack of Established Market for New Common Stock.........................................................  53
   C.    Dividend Policies.......................................................................................  53
   D.    Projected Financial Information.........................................................................  53
   E.    Competitive Conditions and Technological Change.........................................................  54
   F.    Potential Need for Additional Financing.................................................................  54
   G.    FCC Approval for Transfer of Control of Licenses........................................................  54

X.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN........................................................  55

   A.    General.................................................................................................  55
   B.    Federal Income Tax Consequences to the Debtors..........................................................  56
      1.    General Discussion...................................................................................  56
      2.    Cancellation of Indebtedness.........................................................................  56
      3.    NOLs and Future Utilization..........................................................................  57
      4.    Alternative Minimum Tax..............................................................................  58
   C.    Consequences to Holders of Claims.......................................................................  58
      1.    Realization and Recognition of Gain or Loss in General...............................................  58
      2.    Holders of Administrative Expense Claims, Priority Tax Claims and Allowed Other
      Priority Claims (Class 1)..................................................................................  59
      3.    Holders of Miscellaneous Secured Claims (Class 2)....................................................  59
      4.    Holders of Secured Vendor Financing Claim (Class 3)..................................................  60
      5.    Holders of General Unsecured Claims (Class 4)........................................................  60
      6.    Holders of Allowed Preferred Interests (Class 5).....................................................  61
      7.    Subscription to Purchase New Senior Secured Notes and New Class A Warrants...........................  62
   D.    Information Reporting and Backup Withholding............................................................  62

XI.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...............................................  63

   A.    Liquidation Under Chapter 7.............................................................................  63
   B.    Alternative Plan of Reorganization......................................................................  63

XII.     CONCLUSION AND RECOMMENDATION...........................................................................  64

                               I.   INTRODUCTION
                                    ------------

          The Debtors, Advanced Radio Telecom Corp., ART Licensing Corp, ART Leasing, Inc., Big Creek Systems, LLC, and DCT Communications, Inc. (collectively, the "Debtors"), and, as to matters relating to the Plan and the implementation thereof, the Official Committee of Unsecured Creditors (the "Committee," and together with the Debtors, the "Proponents") submit this Disclosure Statement, dated November 14, 2001 (the "Disclosure Statement") pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims and Preferred Interests in the Debtors in connection with (i) the solicitation of acceptances of the Proponents' Plan of Reorganization under chapter 11 of the Bankruptcy Code dated November 14, 2001 (the "Plan"), and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for October 31, 2001 at 11:30 a.m., Eastern Time before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

          Attached as exhibits to this Disclosure Statement are copies of the following:

     .    The Plan (Exhibit A);

     . Order of the Bankruptcy Court dated September 20, 2001 (the "Disclosure Statement Order"), among other things, approving this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

     . The Debtors' Form 10-K for the Fiscal Year ending December 31, 1999 (Exhibit C);

     . The Debtors' Form 10-Q for the quarterly period ended September 30, 2000 (Exhibit D);

     .    Projected Financial Information (Exhibit E);

     .    Plan Support Agreement (Exhibit F); and

     .    Term Sheet (Exhibit G).

          THE CREDITORS COMMITTEE AS CO-PROPONENT OF THE PLAN SUPPORTS THE PLAN AND URGES ALL CREDITORS AND HOLDERS OF PREFERRED INTERESTS ENTITLED TO VOTE TO ACCEPT THE PLAN.

          A BALLOT IS ENCLOSED, FOR THE ACCEPTANCE OR REJECTION OF THE PLAN, WITH THE DISCLOSURE STATEMENT SUBMITTED TO HOLDERS OF CLAIMS IN CLASS 3 (SECURED VENDOR FINANCING CLAIMS), CLASS 4 (GENERAL UNSECURED CLAIMS), AND CLASS 5 (PREFERRED INTERESTS) WHO ARE ENTITLED TO VOTE TO ACCEPT THE PLAN.

          THE BALLOT CONTAINS PROVISIONS:

     (A) ENABLING HOLDERS OF CLAIMS IN CLASS 3, CLASS 4, AND CLASS 5 TO VOTE ON ACCEPTANCE OR REJECTION OF THE PLAN; AND

     (B) ENABLING ELIGIBLE HOLDERS OF CLASS 4 AND CLASS 5 TO SUBSCRIBE TO PURCHASE CERTAIN NEW SENIOR SECURED NOTES AND NEW CLASS A WARRANTS.

          FOR A MORE DETAILED DESCRIPTION OF THE NEW CLASS A WARRANTS AND THE NEW SENIOR SECURED NOTES AND THE RIGHTS OF HOLDERS OF CLASS 4 AND CLASS 5 CLAIMS TO SUBSCRIBE TO PURCHASE THE NEW CLASS A WARRANTS AND THE NEW SENIOR SECURED NOTES SEE SECTION I.D., "PROCEDURES FOR SUBSCRIBING TO PURCHASE NEW CLASS A WARRANTS AND NEW SENIOR SECURED NOTES."

          HOLDERS OF EQUITY INTERESTS IN THE DEBTORS ARE RECEIVING NO DISTRIBUTIONS UNDER THE PLAN, ARE DEEMED TO HAVE REJECTED THE PLAN, AND ARE THEREFORE NOT RECEIVING BALLOTS.

          On September 20, 2001, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors and Preferred Interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

          The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or Preferred Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims, Preferred Interests, and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.   Holders of Claims and Preferred Interests Entitled to Vote.
     ----------------------------------------------------------

          Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired under the terms and provisions of a chapter 11 plan and that will receive distributions under the chapter 11 plan are entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests will not receive or retain any property under a chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

          Each of Class 1 (Other Priority Claims) and Class 2 (Miscellaneous Secured Claims) is unimpaired by the Plan and the holders of Claims in each of such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

          Each of Class 3 (Secured Vendor Financing Claim), Class 4 (General Unsecured Claims), and Class 5 (Preferred Interests) are impaired by the Plan and the holders of Claims or Preferred Interests in each of such Classes are entitled to vote to accept or reject the Plan.

          Because holders of Class 6 (Equity Interests) are not entitled to receive or retain any property under the Plan, Class 6 (Equity Interests) is presumed to have rejected the Plan, and therefore, shall not be entitled to vote on the Plan.

          The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. For a complete description of the requirements for confirmation of the Plan, see Section VI, "Confirmation and Consummation Procedure."

          UNDER SECTION 1129 OF THE BANKRUPTCY CODE, A PLAN CAN BE CONFIRMED ONLY IF AT LEAST ONE IMPAIRED CLASS ACCEPTS THE PLAN. THEREFORE, THE PLAN CAN BE CONFIRMED ONLY IF EITHER CLASS 3 (SECURED VENDOR FINANCING CLAIM), CLASS 4 (GENERAL UNSECURED CLAIMS), OR CLASS 5 (PREFERRED INTERESTS) ACCEPTS THE PLAN AND IF THE OTHER REQUIREMENTS FOR CONFIRMATION ARE MET AS DESCRIBED BELOW. IF AT LEAST ONE IMPAIRED CLASS ACCEPTS THE PLAN, BUT ONE OR MORE OTHER CLASSES OF CLAIMS OR PREFERRED INTERESTS REJECT THE PLAN OR ARE DEEMED TO HAVE REJECTED THE PLAN, THE PROPONENTS HAVE THE RIGHT TO REQUEST CONFIRMATION OF THE PLAN PURSUANT TO SECTION 1129(B) OF THE BANKRUPTCY CODE. SECTION 1129(B) PERMITS THE CONFIRMATION OF A PLAN NOTWITHSTANDING THE NONACCEPTANCE OF SUCH PLAN BY ONE OR MORE IMPAIRED CLASSES OF CLAIMS OR EQUITY INTERESTS. UNDER THAT SECTION, A PLAN MAY BE CONFIRMED BY A BANKRUPTCY COURT IF IT DOES NOT "DISCRIMINATE UNFAIRLY" AND IS "FAIR AND EQUITABLE" WITH RESPECT TO EACH NONACCEPTING CLASS. FOR A MORE DETAILED DESCRIPTION OF THE REQUIREMENTS FOR CONFIRMATION OF A NONCONSENSUAL PLAN, SEE SECTION VI.C.2, "CONFIRMATION AND CONSUMMATION PROCEDURE -- UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS."

          PURSUANT TO THE PLAN SUPPORT AGREEMENT BETWEEN CERTAIN HOLDERS OF THE DEBTORS OLD NOTES AND CERTAIN HOLDERS OF ART'S PREFERRED A STOCK, THE HOLDERS OF APPROXIMATELY 68% OF ART'S PREFERRED A STOCK HAVE AGREED TO SUPPORT AND TO VOTE IN FAVOR OF A

PLAN ON TERMS SUBSTANTIALLY IDENTICAL TO THOSE SET FORTH IN THE TERM SHEET ANNEXED HERETO AS EXHIBIT G. THE PROPONENTS BELIEVE THAT THE TERMS OF THE PLAN ARE SUBSTANTIALLY IDENTICAL TO THOSE SET FORTH IN SUCH TERM SHEET AND THAT SUCH HOLDERS OF ART'S PREFERRED A STOCK WILL VOTE IN FAVOR OF THE PLAN.

          If one or more of the Classes entitled to vote on the Plan votes to reject the Plan, the Proponents will request confirmation of the Plan over the rejection of the Plan by such Class or Classes. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

B.   Voting Procedures.
     -----------------

          If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots which must be used for each separate Class of Claims. Please vote and return your Ballot(s) to:

          The Altman Group, Inc.
          as Agent for the U.S. Bankruptcy Court
          Advanced Radio Telecom, Corp.
          60 East 42/nd/ Street, Suite 1241,
          New York, New York 10165.

          DO NOT RETURN YOUR OLD NOTES OR SECURITIES WITH YOUR BALLOT.

          TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 4:00 P.M., EASTERN TIME, ON OCTOBER 26,
             --------
2001. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

          Any Claim or Preferred Interest in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim or Preferred Interest has obtained an order of the Bankruptcy Court temporarily allowing such Claim or Preferred Interest for the purpose of voting on the Plan.

          Pursuant to the Disclosure Statement Order, the Bankruptcy Court set September 20, 2001 as the record date for voting on the Plan. Accordingly, only holders of record as of September 20, 2001 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

          If you are a holder of a Claim or Preferred Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, or the procedures for voting on the Plan, please call The Altman Group at
(212) 681-9600.

C.   Special Note for Holders of Old Notes and Preferred Interests Entitled to
     -------------------------------------------------------------------------
     Vote on the Plan.
     ----------------

     The date for determining which holders of the Debtors publicly traded Old Notes and Preferred Interests (the "Securities") are entitled to vote on the Plan is September 20, 2001. The indenture trustee, agents, or servicer, as the case may be, for the Securities will NOT vote on behalf of the holders of such Securities. Holders must submit their own Ballots.

     1.   Beneficial Owners

          (a) Any beneficial owner holding Securities as record holder in its own name and is entitled to vote on the Plan should vote on the Plan by completing, if necessary, and signing the enclosed Ballot and returning it directly to the Balloting Agent on or before the voting deadline using the enclosed self-addressed, stamped envelope.

          (b) Any beneficial owner holding Securities in "street name" through a brokerage firm, bank, trust company, or other nominee and is entitled to vote on the Plan should vote on the Plan through such nominee by following these instructions:

               (i)  Complete and sign the Ballot.

               (ii) Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process the Ballot and return it to the Balloting Agent by the voting deadline. If no self-addressed, stamped envelope was enclosed for this purpose, contact the Balloting Agent for instructions.

      Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Balloting Agent a master ballot (the "Master Ballot") that reflects the vote of such beneficial owner.

      If any beneficial owner owns Securities through more than one broker, bank, or other nominee, such beneficial owner may receive multiple mailings containing the Ballots. Each such beneficial owner should execute a separate Ballot for each block of Securities that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith.

      Beneficial owners who execute multiple Ballots with respect to Securities held through more than one nominee must indicate on each Ballot the names of ALL such other nominees and the additional amounts of such Securities so held and voted.

      If a beneficial owner holds a portion of the Securities through a nominee and another portion as a record holder, such owner should follow the procedures described in (a) above to vote the portion held of record and the procedures described in (b) above to vote the portion held through a nominee or nominees.

     2.   Brokerage Firms, Banks, and Other Nominees.

          An entity (other than a beneficial owner) which is the registered holder of Securities should vote on behalf of the beneficial owners of such Securities by (i) immediately distributing a copy of this Disclosure Statement and accompanying materials, including the Subscription Agreement, all appropriate Ballots, and self-addressed return envelopes to all beneficial owners for whom it holds such Securities, (ii) collecting all such Ballots, and
(iii) completing a Master Ballot compiling the votes and other information from the Ballots collected, and transmitting such Master Ballot and any Subscription Agreements to the Balloting Agent on or before the voting deadline. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such party.

     MASTER BALLOTS MAY BE RETURNED TO THE BALLOTING AGENT VIA FACSIMILE TO
(212) 681-1383, BUT MUST IMMEDIATELY BE FOLLOWED BY A HARD COPY MAILED TO THE BALLOTING AGENT.

     3.   Fiduciary and Other Representatives.

          If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

          UNLESS THE MASTER BALLOT BEING FURNISHED IS SUBMITTED TO THE BALLOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE PROPONENTS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE SECURITIES BE DELIVERED TO THE PROPONENTS OR ANY OF THEIR ADVISORS.

D.   Procedures for Subscribing to Purchase New Class A Warrants and New Senior
     --------------------------------------------------------------------------
     Secured Notes.
     -------------

     1.   General Unsecured Creditors.

          Any holder of an Allowed General Unsecured Claim (Class 4), can elect to purchase its Ratable Portion of 95% of the principal amount of the New Senior Secured Notes and New Class A Warrants or make an Oversubscription Election in accordance with the terms of the Plan, provided however, that each of such persons must, in the Debtors' judgment, be an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act and that the issuance of such securities is exempt from the requirements of the Securities Act. Subscribing Parties who are holders of Allowed General Unsecured Claims can elect to subscribe to purchase their respective Ratable Portion of the New Senior Secured Notes and the New Class A Warrants which were not subscribed for purchase.

     2.   Preferred Interest Holders.

          Any holder of an Allowed Preferred Interest (Class 5) may elect to purchase its Ratable Portion of 5% of the principal amount of the New Senior Secured Notes and New Class A Warrants or make an Oversubscription Election in accordance with the terms the Plan, provided however, that each of such persons must, in the Debtors' judgment, be an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act and that the issuance of such securities is exempt from the requirements of the Securities Act. Subscribing Parties who held Allowed Preferred Interests can elect to subscribe to purchase their respective Ratable Portion of New Senior Secured Notes and the New Class A Warrants of the 5% which were not subscribed for purchase by holders of Preferred Interests.

     3.   Procedure.

          THE PLAN PROVIDES THAT HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS AND ALLOWED PREFERRED INTERESTS CAN MAKE (I) AN ELECTION TO SUBSCRIBE TO PURCHASE THEIR RATABLE PORTION OF THE NEW SENIOR SECURED NOTES AND THE NEW CLASS A WARRANTS; AND/OR (II) AN OVERSUBSCRIPTION ELECTION, BY WRITTEN NOTIFICATION EXECUTED BY THE SUBSCRIBING PARTY AND DELIVERED TO THE BALLOTING AGENT ON OR BEFORE THE DATE SET FOR THE SUBMISSION OF BALLOTS TO VOTE ON THE PLAN. TO MAKE SUCH AN ELECTION OR AN OVERSUBSCRIPTION ELECTION, PLEASE INDICATE SUCH ELECTION BY CHECKING THE BOX WHERE INDICATED ON THE BALLOT AND COMPLETE THE ENCLOSED SUBSCRIPTION AGREEMENT.

          IF YOU TIMELY MAKE A SUBSCRIPTION ELECTION OR OVERSUBSCRIPTION ELECTION AND THE DEBTORS' DETERMINE THAT YOU ARE AN ACCREDITED INVESTOR, THE DEBTORS SHALL SEND A WRITTEN NOTICE TO YOU NOTIFYING YOU OF YOUR ENTITLEMENT TO PURCHASE NEW SENIOR SECURED NOTES AND NEW CLASS A WARRANTS (INCLUDING BY VIRTUE OF ANY OVERSUBSCRIPTION ELECTION) AND THE AMOUNT YOU ARE REQUIRED TO PAY FOR THE NEW SENIOR SECURED NOTES AND THE NEW CLASS A WARRANTS.

          WITHIN TEN (10) DAYS AFTER THE CONFIRMATION DATE, YOU SHALL PAY TO THE DEBTORS BY WIRE TRANSFER, IN IMMEDIATELY AVAILABLE FUNDS, AN AMOUNT EQUAL TO THE PRINCIPAL AMOUNT OF THE NEW SENIOR SECURED NOTES WHICH YOU ARE ENTITLED TO PURCHASE (INCLUDING BY VIRTUE OF ANY OVERSUBSCRIPTION ELECTION). IF SUCH PAYMENT IS NOT TIMELY MADE, YOU SHALL BE DEEMED TO HAVE WAIVED YOUR RIGHT TO PURCHASE NEW SENIOR SECURED NOTES AND THE NEW CLASS A WARRANTS.

E.   Confirmation Hearing.
     --------------------

          Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on October 31, 2001 at 11:30 a.m. Eastern Time, before the Honorable Joseph J. Farnan, Jr., United States District Court Judge, at the United States Bankruptcy Court, 824 Market Street, 5th Floor, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before

October 26, 2001 at 4:00 p.m. Eastern Time, in the manner described below in
Section VI, "Confirmation and Consummation Procedure." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

          FOR THE CONVENIENCE OF HOLDERS OF CLAIMS, PREFERRED INTERESTS, AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS, PREFERRED INTERESTS, OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS, PREFERRED INTERESTS, AND EQUITY INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY SECTION IX OF THIS DISCLOSURE STATEMENT, "RISK FACTORS TO BE CONSIDERED," BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

          SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

          THE PROPONENTS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS, PREFERRED INTEREST HOLDERS, AND EQUITY INTEREST HOLDERS. THE PROPONENTS URGE THAT CREDITORS AND PREFERRED INTEREST HOLDERS, ENTITLED TO VOTE, ACCEPT THE PLAN.

          AFTER CAREFULLY REVIEWING THIS DISCLOSURE STATEMENT, INCLUDING THE EXHIBITS, EACH HOLDER OF AN ALLOWED CLAIM OR ALLOWED PREFERRED INTEREST IN CLASSES 3, 4, AND 5 SHOULD VOTE TO ACCEPT THE PLAN.

                           II.  OVERVIEW OF THE PLAN
                                --------------------
A.  The Plan.
    --------

          The following table briefly summarizes the classification and treatment of Claims, Preferred Interests, and Equity Interests under the Plan. The recoveries set forth below are merely estimated recoveries based upon various assumptions. The estimated recoveries assume that 24,000,000 shares of New Common Stock having an approximate aggregate value of $44,000,000, will be issued under the Plan, (including the 4,000,000 New Class A Warrants). As indicated above, there can be no assurance that such estimated approximate value for the New Common Stock is accurate or reliable. See Section VII.D. "Applicability of Federal and Other Securities Laws to the New Common Stock, New Senior Secured Notes and New Class A Warrants to be Distributed Under the Plan - Reorganization Values."

  SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS, PREFERRED INTERESTS, AND
                      EQUITY INTERESTS UNDER THE PLAN/2/

-----------------------------------------------------------------------------------------------------------------------------
   Class         Type of Claim or                       Treatment                       Estimated        Estimated
   -----                                                ---------
                  Equity Interest                                                       Recovery          Amount of
                  ---------------                                                       --------
                                                                                                          Claims in
                                                                                                            Class
                                                                                                            -----
-----------------------------------------------------------------------------------------------------------------------------
    --       Administrative Expense     On the Effective Date, or as soon as                100%           $    1,041,000
             Claims                     practicable thereafter, except to the
                                        extent that a holder of an Allowed
                                        Administrative Expense Claim agrees to a
                                        different treatment of such Allowed
                                        Administrative Expense Claim,
                                        Reorganized Debtors shall pay to each
                                        holder of an Allowed Administrative
                                        Expense Claim Cash in an amount equal to
                                        such Allowed Administrative Expense
                                        Claim; provided, however, that Allowed
                                        Administrative Expense Claims
                                        representing liabilities incurred in the
                                        ordinary course of business by the
                                        Debtors in Possession or liabilities
                                        arising under loans or advances to or
                                        other obligations incurred by the
                                        Debtors in Possession, whether or not
                                        incurred in the ordinary course of
                                        business, shall be assumed and paid by
                                        Reorganized Debtors in the ordinary
                                        course of business, consistent with past
                                        practice and in accordance with the
                                        terms and subject to the conditions of
                                        any agreements governing, instruments
                                        evidencing or other documents relating
-----------------------------------------------------------------------------------------------------------------------------

______________
/2/ This table is only a summary of the classification and treatment of claims, Preferred Interests, and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims, Preferred Interests, and Equity Interests.

-----------------------------------------------------------------------------------------------------------------------------
   Class         Type of Claim or                       Treatment                       Estimated        Estimated
   -----                                                ---------
                  Equity Interest                                                       Recovery          Amount of
                  ---------------                                                       --------
                                                                                                          Claims in
                                                                                                            Class
                                                                                                            -----
-----------------------------------------------------------------------------------------------------------------------------
                                        to such transactions.
-----------------------------------------------------------------------------------------------------------------------------
    --       Priority Tax Claims        On the Effective Date, or as soon as                 100%          $    1,510,000/3/
                                        practicable thereafter, except to the
                                        extent that a holder of an Allowed
                                        Priority Tax Claim agrees to a different
                                        treatment of such Allowed Priority Tax
                                        Claim, Reorganized Debtors shall, at
                                        their option, pay to each holder of an
                                        Allowed Priority Tax Claim that is due
                                        and payable on or before the Effective
                                        Date either (a) Cash in an amount equal
                                        to such Allowed Priority Tax Claim, or
                                        (b) deferred annual cash payments, over
                                        a period not exceeding six (6) years
                                        after the date of assessment of such
                                        claim, of a value, as of the Effective
                                        Date, equal to the allowed amount of
                                        such Claim.  Allowed Priority Tax Claims
                                        that are not due and payable on or
                                        before the Effective Date shall be paid
                                        in the ordinary course of business in
                                        accordance with the terms thereof.
---------------------------------------------------------------------------------------------------------------------------
     1       Other Priority Claims      Unimpaired:  On the Effective Date, or               100%          $            0
                                        as soon as practicable thereafter,
                                        except to the extent that a holder of an
                                        Allowed Other Priority Claim agrees to a
                                        different treatment of such Allowed
                                        Other Priority Claim, or except to the
                                        extent that such Claim is not due and
                                        payable on or before the Effective Date,
                                        each Allowed Other Priority Claim shall
                                        be paid in full, in cash, and shall be
                                        considered unimpaired in accordance with
                                        section 1124 of the Bankruptcy Code.
                                        All Allowed Other Priority Claims which
                                        are not due and payable on or before the
                                        Effective Date shall be paid in the
                                        ordinary course of business in
                                        accordance with the terms thereof.
---------------------------------------------------------------------------------------------------------------------------
     2       Miscellaneous Secured      Unimpaired: On the Effective Date, or as             100%          $       20,000
             Claims                     soon as practicable thereafter, except
                                        to the extent that a holder of an
                                        Allowed Miscellaneous Secured Claim
                                        agrees to a different treatment of such
                                        Allowed Miscellaneous Secured Claim,
                                        each Allowed Miscellaneous Secured Claim
                                        shall be reinstated or rendered
---------------------------------------------------------------------------------------------------------------------------

  _________
  /3/ Of this amount, $1,494,566 is disputed, unliquidated, or contingent.

-----------------------------------------------------------------------------------------------------------------------------
   Class         Type of Claim or                       Treatment                       Estimated        Estimated
   -----                                                ---------
                  Equity Interest                                                       Recovery          Amount of
                  ---------------                                                       --------
                                                                                                          Claims in
                                                                                                            Class
                                                                                                            -----
-----------------------------------------------------------------------------------------------------------------------------
                                        unimpaired in accordance with section
                                        1124 of the Bankruptcy Code,
                                        notwithstanding any contractual
                                        provision or applicable nonbankruptcy
                                        law that entitles the holder of an
                                        Allowed Miscellaneous Secured Claim to
                                        demand or receive payment of such
                                        Allowed Miscellaneous Secured Claim
                                        prior to the stated maturity of such
                                        Allowed Miscellaneous Secured Claim from
                                        and after the occurrence of a default.
                                        All Allowed Miscellaneous Secured Claims
                                        which are not due and payable on or
                                        before the Effective Date shall be paid
                                        in the ordinary course of business in
                                        accordance with the terms thereof.
---------------------------------------------------------------------------------------------------------------------------
     3       Secured Vendor Financing   Impaired:  On the Effective Date or as               53%           $11,274,008.50
             Claim                      soon a practicable thereafter, in full          $5,975,224.51
                                        satisfaction of the Secured Vendor
                                        Financing Claim, which shall be Allowed
                                        in the amount of $11,274,008.50, the
                                        holder thereof shall receive Cash in the
                                        amount of $5,975,224.51, representing
                                        53% of the Allowed amount of such
                                        Secured Vendor Financing Claim.
---------------------------------------------------------------------------------------------------------------------------
     4       General Unsecured Claims   Impaired:  On the Effective Date, or as             22.4%          $  155,000,000
                                        soon as practicable thereafter, each            $  34,770,000
                                        holder of a General Unsecured Claim
                                        shall receive, in full satisfaction of
                                        such Allowed General Unsecured Claim,
                                        its Ratable Portion of 19,000,000 shares
                                        of New Common Stock.
---------------------------------------------------------------------------------------------------------------------------
     5       Preferred Interests        Impaired:  On the Effective Date, or as
                                        soon as practicable thereafter, each            $   1,830,000
                                        holder of an Allowed Preferred Interest
                                        shall receive, in full satisfaction of
                                        its Allowed Preferred Interest, its
                                        Ratable Portion of 1,000,000 shares of
                                        New Common Stock.
---------------------------------------------------------------------------------------------------------------------------
     6       Equity Interests           Impaired: On the Effective Date, the                  0%
                                        Equity Interests shall be canceled and
                                        the holders of such Equity Interests
                                        shall not receive or retain any property
                                        or interest in property on account of
                                        such Class 6 Equity Interests.
-------------------------------------------------------------------------------------------------------------------------

B.   Plan Support and Term Sheet.
     ---------------------------

          The Debtors and the Creditors Committee executed a term sheet (the "Term Sheet") pursuant to which they agreed to file this Disclosure Statement and the Plan with the Bankruptcy Court. A copy of the Term Sheet is annexed hereto as Exhibit G.

          Pursuant to a Plan Support Agreement entered into between certain holders of the Debtors' Old Notes/4/ and certain holders of Preferred Interests/5/, holders of Preferred Interests representing approximately 68% of the estimated interests in Class 5 (Preferred Interests), agreed, subject to certain conditions, to support a plan of reorganization proposed by the Proponents and to vote in favor of such plan, provided that such plan is substantially on the terms set forth in the Term Sheet. A copy of the fully executed Plan Support Agreement is attached hereto as Exhibit F. The Proponents believe that the Plan is, in fact, substantially on the terms set forth in the Term Sheet, and, that, consequently, the holders of the Preferred Interests which executed the Plan Support Agreement will vote in favor of the Plan.

  III.  THE DEBTORS' HISTORY AND REASONS FOR FILING CHAPTER 11
        ------------------------------------------------------

A.   Organizational and Equity Structure
     -----------------------------------

          Advanced Radio Telecom Corp. ("ART") has six (6) direct subsidiaries which serve different business purposes for the parent company:

               a. ART Licensing Corp., a Delaware corporation ("ART Licensing"), holds the majority of the spectrum licenses. Licenses won in certain 39 GHz FCC auctions were awarded directly to ART. An assignment application may be filed with the FCC to transfer these licenses to ART Licensing;

               b. ART Leasing, Inc., a Delaware corporation ("ART Leasing"), purchases certain network equipment and leases such equipment to ART;

               c. Big Creek Systems, LLC, a Delaware limited liability company ("BCS"), also purchases equipment for lease to ART. ART's relationship with ART Leasing and BCS in respect of the purchased equipment is designed to take advantage of certain tax benefits;

               d. DCT Communications, Inc., a California corporation ("DCT"), was purchased for the purpose of acquiring additional 39 GHz licenses;

_______________
/4/ These holders were Deutsche Bank Alex Brown, Inc., Peninsula Partners, L.P., Aspen Partners-Series A, Quaker Capital Management Corp., and Magten Asset Management as agent in fact for certain of its clients.

/5/ These holders include Oak Investment Partners VIII Limited Partnership, Advent International Corporation and certain of its affiliates, Columbia ARTT Investors LLC, and certain of its affiliates, and Qwest Communications International, Inc.

               e. Advanced Radio Telecom International B.V. ("ARTI"), a Dutch holding company, is the direct or indirect owner of two (2) entities who have acquired or have applied for wireless access licenses in the United Kingdom and Scandinavia. Its subsidiaries are: Advanced Radio Telecom Limited ("ART Limited"), a company organized under the laws of the United Kingdom and Advanced Radio Telecom Nordic (AB), a Swedish company ("ART Nordic"). ART maintains additional branch offices in Denmark, Norway, and Finland.

          ARTI, ART Limited, and ART Nordic have not commenced bankruptcy proceedings in the United States or in their respective countries of incorporation.

          As of December 31, 2000, ART had 3,137,500 shares of Series A convertible preferred stock and 39,341,181 common shares issued and outstanding. Prior to the Petition Date, ART's common stock was traded on the NASDAQ national market under the symbol "ARTT." Trading in ART's stock was halted on or about the Petition Date and its symbol was modified to "ARTQ.QB."

B.   Description and History of Business.
     -----------------------------------

     1. Management.

          As of the Petition Date, the Debtors' officers included: Wharton B. Rivers, Jr. (Chief Executive Officer); Robert S. McCambridge (President and Chief Operating Officer); Darla V. Norris (Senior Vice President, Finance); and Thomas M. Walker (Senior Vice President, General Counsel and Secretary).

     2. Pre-Petition Date Financing Arrangements.

          Since its inception, the Debtors financed their operations, capital expenditures and acquisitions from issuances of debt and equity securities and vendor financing. Three (3) of the Debtors' major financing vehicles were (i) long-term debt arising from a 1997 public offering; (ii) the September 1999 sale of preferred stock; and (iii) a credit facility with Cisco.

          (a) Senior Notes: In February 1997, the Debtors completed a public offering of $135 million 14% senior notes (i.e. the Old Notes). The Debtors received $135 million in gross proceeds from the offering. The Old Notes, which are unsecured, are due in February 2007. Interest is payable on February 15 and August 15 of each year.

          (b) Preferred Stock Sale: In September 1999, ART entered into a Preferred Stock Purchase Agreement with a group of investors pursuant to which ART sold 2,234,607 shares of Series A convertible preferred stock and 902,893 shares of Series B convertible preferred stock, each at $80.00 per share, in exchange for an aggregate investment of $251 million./6/ Preferred Interest holders were entitled to an adjustable liquidation preference of $80.00 per share plus participation pro rata with common shares until each Series A share received a total liquidation amount of $160.00.

_____________
/6/The conversion ratio is subject to fluctuation in cases of splits, dividends and similar events.

          The investors included U.S. Telesource, Inc., a subsidiary of Qwest Communications International, Inc., investment funds led by Oak Investment Partners and investment funds of two of the company's existing major stockholders.

          (c) The Cisco Credit Facility: Under that certain credit agreement dated as of February 11, 2000, as amended from time to time (the "Loan Agreement"), Cisco agreed to provide the Debtors with a credit facility in the original aggregate principal amount of $175.5 million in order to finance the Debtors' purchase of Cisco networking hardware and other costs associated with the installation and integration of such hardware. The Loan Agreement was secured by a first priority security interest and lien on the Debtors' assets.

          As of the Petition Date, the Debtors were indebted to Cisco in the aggregate amount of $11,274,008.50.

          On or about May 22, 2001, the Bankruptcy Court entered its Final Order Authorizing the Use of Cash Collateral, and Granting Replacement Liens and Adequate Protection, and Administrative Expense Priority to Cisco Systems Capital Corporation (the "Cash Collateral Order"). The Cash Collateral Order provides, inter alia, Cisco with a security interest in and lien upon all the Debtors' assets.

          On or about July 30, 2001, Cisco transferred to Aspen Advisors L.L.C. all its right, title and interest in the Secured Vendor Financing Claim and its security interests relating thereto, including but not limited to those security interests granted under the Cash Collateral Order.

     3. Business.

          At the Petition Date, the Debtors provided broadband (high speed) Internet services in metropolitan areas. The Debtors offered customers principally two (2) products:

               a. ART's BroadStream(TM) Internet Service, which provides business customers with high speed Internet access of up to 100 Mbps/7/ at a cost of $1,000 per month; and

               b. OC-3 metropolitan area network services, which provide telecommunications carriers seeking to extend their fiber-optic networks to metropolitan customers at speeds of up to 155 Mbps.

          The Debtors operated in markets such as Los Angeles and San Jose, California, Washington, D.C., Dallas/Fort Worth and Houston, Texas and Seattle, Washington. At the Petition Date, the Debtors had installed network equipment in additional cities such as San Diego, San Francisco, California, Boston, Massachusetts, Portland, Oregon and Austin, Texas. In addition to their Bellevue, Washington, corporate offices, the Debtors operated a distribution

________________
/7/"Mbps" stands for megabits per second. The Debtors 100 Mbps broadband Internet service is 66 times faster than a T1 line and 400 times faster than DSL.

center in Kent, Washington, and a regional office in Vienna, Virginia. As of the Petition Date the Debtors had 207 employees.

          The Debtors offered their services through "39 GHz licenses" (also called "spectrum licenses") granted by the Federal Communications Commission
(FCC)./8/ The Debtors hold over 781 spectrum licenses representing over 930 million channel Pops which allow them to provide high-speed transmission services on a scaled (capacity to population) footprint basis throughout the United States. The Debtors also have foreign subsidiaries which have been granted broadband wireless authorizations in certain metropolitan areas in Scandinavia and the United Kingdom./9/ The Debtors' infrastructure is built upon router and switches supplied by Cisco Systems, Inc., and the Debtors were certified as a Cisco Powered Network(TM) service provider.

          In each market, the Debtors identify certain clusters of commercial buildings which are not otherwise linked to high speed data networks and which, because of tenant mix, may be ideal for connection to the Debtors' network. For example, the Debtors targeted companies that were typically located in buildings outside of central business districts. In such areas, the Debtors deployed a wireless network by installing radio units on building rooftops and other tall structures and installing customer interface equipment inside the building. The Debtors gained access to such buildings and were authorized to install their equipment through numerous site and riser access leases. The Debtors entered into agreements with such major real estate companies as Blackstone Group, Boston Properties, Carr America Realty, Eastgroup, Rreef, and Spectrum Management which give the Debtors access to over 5,000 buildings in their licensed areas.

          The Debtors current network is structured in a fault tolerant "ring" formation so that network traffic can flow in either direction in case a failure occurs. Traffic from "rings" is collected at certain hubs or "Gateway" buildings which are connected to the Debtors' "point of presence" (or "POP"), through which such traffic is routed to the Internet. Communications between Gateways and POPs are accomplished through a combination of wireless links and fiber-optic transmission facilities.

          At the Petition Date the Debtors supplied Broadstream network services to approximately 70 customers. One of the Debtors major customers was Cable & Wireless, with whom the Debtors had entered into a ten-year agreement to provide two dedicated OC-3 metropolitan area networks to link Cable & Wireless' customers to its fiber-optic network. During the initial post-Petition period, Debtors continued to provide service to a majority of their customers. Recently however, due to financial constraints, Debtors have significantly reduced their networks, and consequently the customers they support.

________________
/8/ The FCC has allocated frequencies in the 38.6 GHz (gigahertz) to 40.0 GHz airwave band for wireless telecommunications services. These frequencies have been divided into fourteen (14) 100 MHz (megahertz) channels. The FCC grants licenses to use such channels within specified geographic territories. Licenses of frequencies in the 38.6 GHz and 40.0 GHz range are generally referred to as "39 GHz" licenses.

/9/ The foreign subsidiaries are not the subject of the above-captioned bankruptcy cases.

     4. The Debtors' History.

          ART was established in 1993 under the name Advanced Radio Technologies Corporation ("ARTC"). At its inception, ARTC had one local office and 14 employees. In 1995, ARTC organized "Advanced Radio Telecom Corp." for the purpose of acquiring spectrum licenses and jointly operating ARTC's business.
In October 1996, one of ARTC's subsidiaries merged with ART. Upon the merger, Advanced Radio Telecom Corp. changed its name to ART Licensing Corp. and ARTC became ART.

          During 1996 and 1997, ART primarily provided DS-1 circuit and DS-3 circuit dedicated telecommunication services across the United States./10/ In 1997, ART implemented a "building-centric" approach to targeting its customer base by identifying groups of buildings with an unserved demand for high-speed data services. ART would then construct a radio network to meet customer needs. In 1998, ART curtailed its deployment of DS-1 and DS-3 services and shifted its focus to broadband Internet services. During both 1997 and 1998, the Debtors invested heavily in radio technology research and development in order to produce the equipment necessary to deploy 39 GHz services.

          Beginning in early 1999, the Debtors worked with a radio manufacturer, Triton Network Systems, to test and improve the implementation of network equipment in the "ring" framework, which would permit the Debtors to offer economical Internet access at speeds up to 100 Mbps. The Debtors also worked closely with Cisco to optimize the Debtors' certified Cisco Powered Network(TM), a recognition by Cisco that signifies the Debtors' network's quality, high availability, reliability, scalability, and security.

          The Debtors' construction and development efforts continued throughout 2000 and in the early part of 2001.

     5. FCC Issues

         (a) Government Regulation

          The Debtors' wireless broadband services are subject to regulation by federal, state, and local governmental agencies. At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum (i.e., wireless services,) and has exclusive jurisdiction over all interstate telecommunications services, that is, those that originate in one state and terminate in another state. State regulatory commissions have jurisdiction over intrastate communications, that is, those that originate and terminate in the same state. Municipalities may regulate limited aspects of the Debtors' business by, for example, imposing zoning requirements and requiring installation permits.

         (b) Federal Regulation

          The Communications Act of 1934, as amended, and the FCC Rules and Regulations impose requirements on radio licensees and carriers, including, among other things,
______________
/10/ A DS-1 circuit provides 1.54 Mbps of bandwith. At the time, DS-1 services were scaled for small to medium sized businesses. A DS-3 circuit is equivalent to 28 DS-1s, and provides 45 Mbps of bandwith, sufficient for streaming video and multi-media communications.

regulations on the ownership, operation, acquisition, and sale of the broadband operating radio systems that are needed to provide the services the Debtors offer. The operational rules generally provide significant flexibility to licensees operating in the 37.0-40.0 GHz band. For example, licensees are permitted to offer point-to-multipoint and point-to-point services, and will be permitted to provide mobile services upon adoption of inter-licensee coordination policies.

          The 39 GHz licenses the Debtors own that were initially issued prior to August 1, 1996, were due to expire in February 2001. All of the 39 GHz licenses the Debtors own that were initially issued after that date have a 10 year license term and varying renewal dates. Under the FCC operational rules, the Debtors will be entitled to a renewal expectancy, a dispositive preference in renewal proceedings, for a license if the Debtors can demonstrate that the Debtors are providing substantial service within the licensed area when the Debtors file their renewal application. The FCC has not provided guidance on what constitutes substantial service, but has stated that "although a finding of substantial service will depend upon the particular type of service offered by the licensee, one example of a substantial service showing for a traditional point-to-point licensee might consist of four links per million population within a service area."

          The Debtors filed renewal applications for 88 of their licenses due to expire in February 2001, on the basis that the Debtors had met the substantial service criteria for each of those licenses. The renewal of one of these licenses is being challenged by a third party. While the Debtors believe they have met the substantial service threshold, the lack of definitive guidance on the application of that standard means that the Debtors cannot predict whether they will obtain renewal of all, or any, of the licenses for which they have applied for renewal.

          A court appeal of aspects of the FCC's operational rules, including, but not limited to, the treatment of pending applications and amendments, was filed by a number of parties. The D.C. Circuit recently denied that appeal, but the parties to that appeal could seek further judicial review of that determination and the time period for seeking such further review has not expired. Accordingly, the Debtors cannot determine whether further changes to the rules may occur, or what changes, if any, will be made to the rules. The Debtors cannot assure you that modifications to the rules will not have a material adverse effect on their operations.

          Licenses in this band are subject to an arrangement between the FCC and the Department of Industry of Canada regarding sharing between broadband wireless systems along the U.S. Canada border. Additionally, this band is subject to satellite power flux density limits that are subject to change. There is no assurance that the ultimate resolution of these issues will not adversely affect the Debtors' operations.

          Over the last several years, the FCC has issued a series of decisions and Congress has enacted legislation making the interstate access services market more competitive by requiring reasonable and fair interconnection by local exchange carriers. The Telecommunications Act of 1996 substantially departed from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy through the removal of state regulatory barriers to competition and the preemption of laws restricting competition in the local exchange market. The provisions of the Telecommunications Act are designed to ensure that regional Bell operating companies, take affirmative steps to level the playing field for their competitors so that emerging telecommunications service providers can compete effectively. The FCC, with advice from the United States Department of Justice, and the states are given jurisdiction to enforce these requirements. The Debtors can give no assurance, however, that the states and the FCC will implement the Telecommunications Act in a manner favorable to the Debtors.

      (c) State Regulation

          Many of the Debtors services, either now or in the future, may be classified as intrastate and therefore may be subject to state regulation. Under current state regulations, services which can be provided are:

          .  Local access services;

          .  Dedicated access services;

          .  Private network services, for businesses and other entities; and

          .  Long distance toll services.

C.   Events Leading to the Commencement of the Chapter 11 Case.
     ---------------------------------------------------------

          As a by-product of its efforts to establish a nationwide "footprint" of fixed wireless services in metropolitan areas across the United States and in light of the inherent difficulties in introducing new technologies to the public-at-large, the Debtors have incurred losses since their inception. Moreover, the recent deterioration in capital markets has exacerbated the Debtors' efforts to seek additional financing sources to fund their operations.

          Despite the Debtors' alteration of their business plan to reduce expenditures and capital needs, by March 2001, it became apparent that more drastic cost-cutting measures would be necessary in order to preserve certain aspects of the Debtors' operations pending a reformulation of their business plan. Accordingly, on or about March 30, 2001, the Debtors terminated all but 22 of their employees and announced their intention to seek protection under chapter 11 of the Bankruptcy Code.

              IV.  SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES
                   ----------------------------------------------

A.   Wind Down of Business.
     ---------------------

          During the initial post-Petition period, Debtors continued to provide service to a majority of their customers. Recently however, due to financial constraints, Debtors have significantly reduced their networks, and consequently the customers they support.

B.   First Day Orders.
     ----------------

          On or about the Petition Date, April 20, 2001, the Debtors submitted to the Bankruptcy Court, and the Bankruptcy Court subsequently approved, a number of "first day orders," along with supporting applications and affidavits. The first day orders included, among others, (i) Order for Joint Administration of Debtors' Chapter 11 Cases, (ii) Order Under Section 327(a) of the Bankruptcy Code Authorizing the Employment and Retention of Pachulski, Stang Ziehl, Young & Jones P.C. as Counsel for the Debtors and Debtors in Possession, (iii) an Order

  (1) Prohibiting Utilities from Altering, Refusing or Discontinuing Services, and (2) Establishing Procedures for Determining Requests for Additional Adequate Assurance, (iv) Order Under 11 U.S.C. (S)(S) 363, 1107 and 1108
  Authorizing: (1) Maintenance of Existing Bank Accounts; and (2) Continued Use of Existing Business Forms, (v) Order (A) Pursuant to Section 365(A) of the Bankruptcy Code to Reject Certain Unexpired Leases of Nonresidential Real Property Relating to Regional Offices and Site Access Leases; and (B) Implementing Expedited Rejection Procedures, (vi) Order: (A) Authorizing, But Not Requiring, Payment Of Certain Pre-Petition (I) Wages, Salaries, And Other Compensation, (II) Employee Medical, Pension And Similar Benefits, (III) Reimbursable Employee Expenses and (IV) Workers' Compensation Benefits, (B) Authorizing And Directing Applicable Banks And Other Financial Institutions To Receive, Process, Honor And Pay All Checks Presented For Payment And To Honor All Funds Transfer Requests Made By Debtors Relating To The Foregoing; And (C) Maintaining Employee Policies.

C.   Statutory Committee.
     -------------------

          On May 8, 2001, the United States Trustee appointed a committee of unsecured creditors, pursuant to section 1102 of the Bankruptcy Code. The current members of and the attorneys retained by the Creditors Committee are as follows:

       Members:

       Peninsula Partners, L.P.
       Attn: R. Ted Weschler
       404B East Main Street
       Second Floor
       Charlottesville, VA 22902
       Phone: (804) 297-0811
       Fax: (804) 220-9321

       Quaker Capital Management Corp.
       Attn: Mark Schoeppner
       1300 Arrott Building
       401 Wood Street
       Suite 1300
       Pittsburgh, PA 15222-0323
       Phone: (412) 281-1948
       Fax: (412) 281-0323

       Deutsche Banc Alex Brown Inc.
       Attn: Nick Brumm/Dan Gold/Tracy Fu
       31 West 52/nd/ Street
       16th Floor
       New York, NY 10019
       Phone: (212) 469-5800
       Fax: (212) 469-5787

       Aspen Advisors LLC
       Attn: Nikos Hecht/Neil Subin
       152 W. 57/th/ Street
       46/th/ Floor
       New York, NY 10019
       Phone: (212) 277-5613
       Fax: (212) 974-1753

       Triton Network Systems, Inc.
       Attn: Mark P. Stevens
       8529 Southpark Circle
       Orlando, FL  32819
       Phone: (407) 903-2079
       Fax: (407) 903-0994

       General Dynamics Government Systems Corp. (WTS)
       Attn: Michael Garrity
       77 "A" Street
       Needham, MA 02494
       Phone: (781) 455-2277
       Fax: (781) 455-3355

       Ex Officio Member:

       The Bank of New York
       Attn:  Mr. Romano Peluso
       101 Barclay Street
       New York, NY 01286

       Counsel:

       Andrews & Kurth L.L.P.
       Paul N. Silverstein, Esq.
       Richard Baumfield, Esq.
       805 Third Avenue
       New York, New York 10022
       (212) 850-2800

               - and -

       Saul Ewing LLP
       Norman L. Pernick, Esq.
       222 Delaware Avenue
       Suite 1200
       Wilmington, DE 19801-1611
       Phone: (302) 421-6800
       Fax: (302) 421-6813

D.   Appointment of Professionals.
     ----------------------------

          The Bankruptcy Court entered among others, the following orders: (i) an Order authorizing the Debtors to employ and retain Pachulski, Stang, Ziehl, Young & Jones, P.C. as its counsel; and (ii) an Order authorizing the Creditors Committee to retain Andrews & Kurth LLP and Saul Ewing LLP as its co-counsel.

E.   Claims Bar Date.
     ---------------

          On August 8, 2001, the Bankruptcy Court entered an order (the "Bar Date Order") requiring any person or entity holding or asserting a Claim against the Debtors to file a written proof of claim on or before 4:00 p.m.
  (EST) on September 5, 2001 (the "Bar Date"). The Bar Date Order provided that any person or entity which fails to timely file a proof of claim will be forever barred, estopped and enjoined from voting on, or receiving a distribution under the Plan and will be forever barred, estopped and enjoined from asserting a claim against the Debtors or their estates.

F.   Employee Retention Program.
     --------------------------

          On or about June 5, 2001, the Bankruptcy Court issued an order appointing and implementing a key personnel retention program (the "Retention Program").

          Pursuant to the Retention Program, the Debtors were authorized to make certain payments to key personnel subject to the following terms: (1) the maximum aggregate payments made under the Retention Program cannot exceed $280,000; (2) the Retention Program will terminate on June 30, 2001; (3) no key personnel shall be eligible to receive any compensation under the Retention Program unless such employee satisfactorily performs the tasks and duties prescribed by management; and (4) the payment of a retention bonus to any employee shall not be made before the earlier of (a) that employee's ceasing to be employed by the Debtors, or (b) confirmation of the Debtors' plan of reorganization. The Retention Program and payments thereunder replaced any pre-Petition Date severance or stay bonus programs.

G.  Cisco Loans
    -----------

          Under that certain credit agreement dated as of February 11, 2000, as amended from time to time (the "Loan Agreement"), Cisco agreed to provide the Debtors with a credit facility in the original aggregate principal amount of $175.5 million in order to finance the Debtors' purchase of Cisco networking hardware and other costs associated with the installation and integration of such hardware. The Loan Agreement was secured by a first priority security interest and lien on the Debtors' assets.

          As of the Petition Date, the Debtors were indebted to Cisco in the aggregate amount of $11,274,008.50.

          On or about May 22, 2001, the Bankruptcy Court entered its Final Order Authorizing the Use of Cash Collateral, and Granting Replacement Liens and Adequate Protection, and Administrative Expense Priority to Cisco Systems Capital Corporation (the "Cash Collateral Order"). The Cash Collateral Order provides, inter alia, Cisco with a security interest in and lien upon all the Debtors' assets.

          On or about July 30, 2001, Cisco transferred to Aspen Advisors L.L.C. all its right, title and interest in the Secured Vendor Financing Claim and its security interests relating thereto, including but not limited to those security interests granted under the Cash Collateral Order.

                        V.  THE PLAN OF REORGANIZATION
                            --------------------------

          The Proponents believe that (i) through the Plan, holders of Claims and Preferred Interest holders will obtain a greater recovery from the Debtors' estates than the recovery which would be available if the Debtors' assets were liquidated under chapter 7 of the Bankruptcy Code, and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern.

          The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the more detailed provisions set forth in the Plan.

A.   Classification and Treatment of Claims, Preferred Interests, and Equity
     -----------------------------------------------------------------------
Interests.
---------

     1. Administrative Expense Claims.

          Administrative Expense Claims are Claims constituting a cost or expense of the administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation,
  (a) any actual and necessary costs and expenses of preserving the Debtors' estates, (b) any actual and necessary costs and expenses of operating the Debtors' business during the Chapter 11 Cases in the ordinary course of business, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases in the ordinary course of business, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and (e) any fees or charges assessed against the Debtors' estates under section 1930, title 28, United States Code.

          On the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment of such Allowed Administrative Expense Claim, Reorganized Debtors shall pay to each holder of an Allowed Administrative Expense Claim, Cash in an amount equal to such Allowed Administrative Expense Claim (or otherwise establish the Professional Claims Reserve in Cash in accordance with section 8 of the Plan), provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by Reorganized Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

          All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses.

          In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other persons making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such persons. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

          The Debtors and the Creditors Committee acknowledge that the Ad Hoc Committee and Cardinal Point Associates have made substantial contributions in these Chapter 11 Cases and have been of benefit to the Debtors' estates. The Debtors and the Creditors Committee will not object to the payment of the reasonable fees and expenses of the Ad Hoc Committee and Cardinal Point Associates (as determined in accordance with section 503(b) of the Bankruptcy
  Code) including, without limitation, the reasonable fees and expenses of counsel to the Ad Hoc Committee.

     2. Priority Tax Claims.

          Priority Tax Claims are those Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

          On the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, Reorganized Debtors shall, at their option, pay to each holder of an Allowed Priority Tax Claim that is due and payable on or before the Effective Date either (a) Cash in an amount equal to such Allowed Priority Tax Claim, or (b) deferred annual cash payments, over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the allowed amount of such Claim. Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

     3. Class 1 - Other Priority Claims.

          The Other Priority Claims are those Claims other than Administrative Expense Claims or Priority Tax Claims, entitled to priority in payment under section 507(a) of the Bankruptcy Code. The Debtors believe that there are no Other Priority Claims.

          On the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Other Priority Claim agrees to a different treatment of such Allowed Other Priority Claim, or except to the extent that such Claim is not due and payable on or before the Effective Date, each Allowed Other Priority Claim shall be paid in full, in cash, and shall be considered unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Priority Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

     4. Class 2 - Miscellaneous Secured Claims.

          Class 2 consists of any Secured Claim other than the Secured Vendor Financing Claim.

          On the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Miscellaneous Secured Claim agrees to a different treatment of such Allowed Miscellaneous Secured Claim, each Allowed Miscellaneous Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Miscellaneous Secured Claim to demand or receive payment of such Allowed Miscellaneous Secured Claim prior to the stated maturity of such Allowed Miscellaneous Secured Claim from and after the occurrence of a default. All Allowed Miscellaneous Secured Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

     5. Class 3 - Secured Vendor Financing Claim

          Class 3 consists solely of the secured Claim against the Debtors in the amount of $11,274,008.50 arising from that certain Loan Agreement between Cisco and ART (together with its affiliates and any additional borrowers) dated as of February 11, 2000.

          On the Effective Date or as soon a practicable thereafter, in full satisfaction of the Secured Vendor Financing Claim, which shall be Allowed in the amount of $11,274,008.50, the holder thereof shall receive Cash in the amount of $5,975,224.51, representing 53% of the Allowed amount of such Secured Vendor Financing Claim.

     6. Class 4 - General Unsecured Claims (Trade Claims and Old Notes.)

          Class 4 consists of any Claim against the Debtors which is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Vendor Financing Claim, or Miscellaneous Secured Claim. Class 4 includes claims of trade creditors and claims arising from the Debtors' 14% Senior Notes due 2007.

          On the Effective Date, or as soon as practicable thereafter, each holder of a General Unsecured Claim shall receive, in full satisfaction of such Allowed General Unsecured Claim, its Ratable Portion of 19,000,000 shares of New Common Stock.

     7.   Class 5 - Preferred Interests.

          Class 5 consists of the interests of any holder of ART's Preferred A Stock.

          On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Preferred Interest shall receive, in full satisfaction of its Allowed Preferred Interest, its Ratable Portion of 1,000,000 shares of New Common Stock.

     8.   Class 6 - Equity Interests.

          Class 6 consists of the interests of any holder of equity securities of the Debtors, other than ART's Preferred A Stock, represented by any issued and outstanding shares of common stock or other instrument evidencing a present ownership interest in the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

          On the Effective Date, or as soon as practicable thereafter, the Equity Interests shall be canceled and the holders of such Equity Interests shall not receive or retain any property or interest in the property on account of such Class 6 Equity Interests.

B.   Securities to be Issued Under the Plan.
     -------------------------------------

     1.   New Common Stock.

          Pursuant to the Plan, Reorganized ART is authorized to issue 20,000,000 million shares of New Common Stock of which an aggregate of 19,000,000 shares of New Common Stock will be issued to holders of Allowed General Unsecured Claims and 1,000,000 will be issued to holders of Allowed Preferred Interests.

          The Shares of New Common Stock issued under the Plan are subject to further dilution by the exercise of options issued pursuant to the Stock Option Plan and the New Class A Warrants. The Amended Certificate of Incorporation shall initially authorize ART to issue a total of up to 50,000,000 shares of New Common Stock.

     2.   New Class A Warrants.

          On the Effective Date, Reorganized Debtors will issue, pursuant to the terms and conditions of the Plan and the New Senior Secured Note and Class A Warrant Agreement, 4,000,000 New Class A Warrants. Such warrants shall be dated as of the Effective Date and each Class A Warrant shall entitle the holder thereof to purchase one (1) share of New Common Stock of Reorganized ART at a price of $0.01 per share for a period of five (5) years from the Effective Date.

          A complete description of the terms and provisions governing the New Class A Warrants is set forth in the New Senior Secured Note and Class A Warrant Agreement, which shall be in substantially the form annexed as Exhibit 3 to the Plan.

     3.   New Senior Secured Notes.

          Prior to the Effective Date, Reorganized Debtors and the Subscribing Parties shall execute the New Senior Secured Note and Class A Warrant Agreement, related Pledge Agreement, Security Agreements, and Guarantees, and such agreements shall become effective on the Effective Date. On the Effective Date, Reorganized ART will issue and deliver the New Senior Secured Notes in the principle amount of $10,975,225 and will issue and deliver the 4,000,000 New Class A Warrants to the Subscribing Parties pursuant to the terms of the New Senior Secured Note and Class A Warrant Agreement. The Senior Secured Notes shall be secured by all of the Debtors' respective assets and unconditionally guaranteed by the respective Debtors.

          A complete description of the terms and provisions governing the New Senior Secured Notes is set forth in the New Senior Secured Note and Class A Warrant Agreement, which shall be in substantially the form annexed as Exhibit 3 to the Plan.

C.   Means of Implementation.
     -----------------------

     1.   Distributions.

          On the Effective Date, or as soon as practicable thereafter, Reorganized Debtors shall make or cause to be made to the holders of Allowed Claims and Allowed Preferred Interests the distributions of New Common Stock and Cash.

     2.   Authorization to Issue New Securities.

          The issuance of the following securities by Reorganized Debtors is authorized without further act or action under applicable law, regulation, order or rule: (a) $10,975,225 principal amount of the New Senior Secured Notes; (b) 20,000,000 million shares of New Common Stock; (c) 4,000,000 New Class A Warrants; and (d) the shares and options to be issued under the Stock Option Plan. The New Senior Secured Notes and New Class A Warrants shall be transferable in accordance with their terms, shall have CUSIP numbers and the Debtors and Reorganized Debtors shall use reasonable efforts to have such securities eligible for electronic transfer through Depository Trust Corporation.

     3.   Senior Secured Note.

          Prior to the Effective Date, Reorganized Debtors and the Subscribing Parties shall execute the New Senior Secured Note and Class A Warrant Agreement and such agreement shall become effective on the Effective Date. On the Effective Date, Reorganized ART will issue and deliver the New Senior Secured Notes in the principle amount of $10,975,225 and will issue and deliver the 4,000,000 New Class A Warrants to the Subscribing Parties pursuant to the terms of the New Senior Secured Note and Class A Warrant Agreement.

     4.   Participation in the Senior Secured Term Loan.

          (a)  Subscribing Parties.

               i.   Allowed General Unsecured Claim Holders:
                    ---------------------------------------

               Any holder of an Allowed General Unsecured Claim may elect to purchase its Ratable Portion of 95% of the principal amount of the New Senior Secured Notes and the New Class A Warrants in accordance with the terms the Plan, provided however, that each of such Subscribing Parties must, in the Debtors' judgment, be an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act and that the issuance of such securities is exempt from the requirements of the Securities Act;

               ii.  Allowed Preferred Interest Holders.
                    ----------------------------------

               Any holder of an Allowed Preferred Interest may elect to purchase its Ratable Portion of 5% of the principal amount of the New Senior Secured Notes and the New Class A Warrants in accordance with the terms the Plan, provided however, that each of such Subscribing Parties must, in the Debtors' judgment, be an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act and that the issuance of such securities is exempt from the requirements of the Securities Act;

          (b)  Oversubscription Rights.

               i.   Allowed General Unsecured Claim Holders.
                    ---------------------------------------

          Subscribing Parties who are holders of Allowed General Unsecured Claims can elect to subscribe to purchase their respective Unsecured Claim Oversubscription Ratable Portion of the New Senior Secured Notes and the New Class A Warrants which were (x) not subscribed for purchase in accordance with
Section 7.4 (A) (i) of the Plan, and (y) as to which no Subscription or Oversubscription Election has been made by holders of Preferred Interests pursuant to 7.4(A) (ii) or section 7.4 (B)(ii), respectively, of the Plan.

               ii.  Allowed Preferred Interest Holders.
                    ----------------------------------

               Subscribing Parties who are holders of Allowed Preferred Interests can elect to subscribe to purchase their respective Preferred Interest Oversubscription Ratable Portion of New Series Secured Notes and the New Class of Warrants which were not subscribed for purchase in accordance with Section
7.4 (A)(ii) of the Plan.

          (c)  Election.

          A Subscribing Party wishing to make (i) an election to subscribe to purchase its Ratable Portion of the New Senior Secured Notes and the New Class A Warrants; and/or (ii) an Oversubscription Election, shall make such election by written notification executed by the Subscribing Party and delivered to the Balloting Agent on or before the date set for the submission of Ballots to vote on the Plan and shall complete the attached Subscription Agreement.

          (d)  Notification.

          On or prior to the Confirmation Date, the Debtors shall send a written notice to each Subscribing Party notifying the Subscribing Party of its entitlement to purchase New Senior Secured Notes and the New Class A Warrants (including by virtue of any Oversubscription Election) and the amount each Subscribing Party is required to pay for the New Senior Secured Notes and the New Class A Warrants.

          (e)  Payments.

          Within ten (10) days after the Confirmation Date, each Subscribing Party shall pay to the Debtors by wire transfer of immediately available funds an amount equal to the principal amount of the New Senior Secured Notes which such Subscribing Party is entitled to purchase (including by virtue of any Oversubscription Election). If such payment is not timely made, the Subscribing Party shall be deemed to have waived its right to purchase the New Senior Secured Notes and the New Class A Warrants and such New Senior Secured Notes and New Class A Warrants shall be purchased by those Subscribing Parties who have made an Oversubscription Election in accordance with section 7.4 (B)(i) of the Plan in accordance with such Subscribing Parties' Unsecured Claim Oversubscription Ratable Portion and such Subscribing Parties shall pay for such New Senior Secured Notes and New Class A Warrants within ten (10) days from the date of notification by the Reorganized Debtors.

     5.   Adoption of Stock Option Plan.

          On the Effective Date, Reorganized Debtors will adopt the Stock Option Plan. Pursuant to the Stock Option Plan, the Committee has authority to issue to directors, officers and employees, awards, incentive stock options, and/or non-qualified options representing up to 1,200,000 shares of New Common Stock.

     6.   Cancellation of Existing Securities and Agreements.

          On the Effective Date, the Old Notes, Preferred Interests, and Equity Interests (other than those held by Debtors) or commitments, contractual or otherwise, obligating the Debtors to issue, transfer or sell Preferred Interests, Equity Interests or any other capital stock of the Debtors shall (a) be cancelled, and (b) have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of Claims, Preferred Interests, and Equity Interests. Except for purposes of effectuating the distributions under the Plan on the Effective Date, the Old Indenture shall be canceled effective as of the Effective Date.

     7.   Corporate Action.

          (a)  Board of Directors of Reorganized Debtors.

          On the Effective Date, the operation of Reorganized Debtors shall become the general responsibility of the Board of Directors of Reorganized Debtors, subject to, and in accordance with, the Amended Certificate of Incorporation and Amended By-laws. The directors of the Debtors immediately prior to the Effective Date shall resign effective as of the Effective Date and shall be replaced by the Board of Directors of Reorganized Debtors. See Section
VII.  "Management of Reorganized Debtors."

          (b)  Officers of Reorganized Debtors.

          The initial officers of Reorganized Debtors are disclosed in this Disclosure Statement or an amendment or supplement to this Disclosure Statement or such other filing as may be made with the Bankruptcy Court. See Section VII. "Management of Reorganized Debtors."

     8.   Amended Certificate of Incorporation.

          On the Effective Date or as soon as practicable thereafter, Reorganized Debtors shall file with the Secretary of State of Delaware, in accordance with the DGCL, the Amended Certificate of Incorporation. On the Effective Date, the Amended Certificate of Incorporation shall automatically become effective, and all other matters provided under this Plan involving the corporate structure of Reorganized Debtors, or corporate action by it, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to Section 303 of the DGCL without any requirement of further action by the stockholders or the directors of Reorganized Debtors.

D.   Provisions Governing Distributions.
     ----------------------------------

     1.   Date of Distributions.

          Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     2.   Disbursing Agent.

          All distributions under the Plan shall be made by Reorganized Debtors as Disbursing Agent or such other entity designated by Reorganized Debtors as a Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized Debtors.

     3.   Compensation of Professionals.

          Each person retained or requesting compensation in the Chapter 11 Cases pursuant to section 330 or 503(b) of the Bankruptcy Code shall be required to file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before ten (10) days after the Effective Date. Objections to any application shall be filed on or before twenty (20) days after the Effective Date. On or prior to the Confirmation Date, each professional seeking compensation or reimbursement under sections 330 or 503(b) of the Bankruptcy Code shall provide the Proponents with a written estimate of the maximum amount of its requested compensation and reimbursement through the Effective Date. On the Effective Date, the Debtors shall establish the Professional Claims Reserve in an amount equal to the aggregate amount of such estimated compensation or reimbursements, unless otherwise previously paid by the Debtors.

     4.   Substantial Contribution Claims.

          The Debtors and the Creditors Committee acknowledge that the Ad Hoc Committee and Cardinal Point Associates have made substantial contributions in these Chapter 11 Cases. The Debtors and the Creditors Committee will not object to the payment of the reasonable fees and expenses of the Ad Hoc Committee and Cardinal Point Associates (as determined in accordance with section 503(b) of the Bankruptcy Code) including, without limitation, the reasonable fees and expenses of counsel to the Ad Hoc Committee.

     5.   Delivery of Distributions.

          Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Preferred Interest shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, unless the Debtors or Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date.
After such date, all unclaimed property or interest in property shall revert to Reorganized Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

     6.   Manner of Payment Under the Plan.

          At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

     7.   Fractional Shares.

          No fractional shares of New Common Stock shall be distributed. For purposes of distribution, fractional shares of New Common Stock shall be rounded down to the previous whole number.

     8.   Setoffs and Recoupment.

          The Debtors may, but shall not be required to, setoff against, or recoup from, any Claim or Preferred Interest and the distributions to be made pursuant to the Plan in respect of such Claim or Preferred Interest, any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim or Preferred Interest hereunder shall constitute a waiver or release by the Debtors of any such claim it may have against such claimant.

     9.   Distributions After Effective Date.

          Distributions made after the Effective Date to holders of Disputed Claims and Disputed Preferred Interests that are not Allowed Claims or Allowed Preferred Interests as of the Effective Date but which later become Allowed Claims or Allowed Preferred Interest shall be deemed to have been made on the Effective Date.

     10.  Rights and Powers of Disbursing Agent.

          (a)  Powers of the Disbursing Agent.

          The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby,
(iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

          (b)  Expenses Incurred on or After the Effective Date.

          Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by Reorganized Debtors.

     11.  Exculpation.

          The Debtors, Reorganized Debtors, each of the members of the Ad Hoc Committee and the Creditors Committee, the Old Indenture Trustee and the Disbursing Agent, and their respective members, partners, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any holder of any Claim, Preferred Interest, or Equity Interest for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     12.  Old Indenture Trustee's Fees and Expenses.

          The Old Indenture Trustee shall be entitled to payment directly from the Reorganized Debtors on the Effective Date of all fees and reasonable expenses incurred in accordance with the terms of the Old Indenture and all additional fees and expenses incurred as acting as Disbursing Agent for the Old Notes up to a maximum amount of $60,000. These amounts will be paid directly to the Old Indenture Trustee by the Reorganized Debtors on the Effective Date, or as soon as practicable thereafter, without further order of the Bankruptcy Court.

     13.  Record Date for Holders of Old Notes

          At the close of business of the Record Date, the transfer ledgers for the Old Notes shall be closed and there shall be no further changes in the record holders of such securities, Debtors, Reorganized Debtors, and the Disbursing Agent, shall have no obligation to recognize any transfer of any such securities occurring after the Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

E.   Procedures For Treating Disputed Claims Under the Plan.
     ------------------------------------------------------

     1.   Disputed Claims.

          Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtors or Reorganized Debtors shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims, and Preferred Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order, provided, however, that Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Preferred Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Preferred Interest as to which the objection is made as soon as is practicable, but in no event later than (a) ninety (90) days after the Effective Date or the date on which a proof of claim or request for payment is filed with the Bankruptcy Court, or (b) such later date as may be approved by the Bankruptcy Court.

     2.   No Distribution Pending Allowance.

          Notwithstanding any other provision hereof, if any portion of a Claim or Preferred Interest is a Disputed Claim or Disputed Preferred Interest, no payment or distribution provided hereunder shall be made on account of such Claim or Preferred Interest unless and until such Disputed Claim or Disputed Preferred Interest becomes an Allowed Claim or Allowed Preferred Interest.

     3.   Distributions After Allowance.

          To the extent that a Disputed Claim or Disputed Preferred Interest ultimately becomes an Allowed Claim or Allowed Preferred Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Preferred Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Preferred Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Preferred Interest the distribution to which such holder is entitled under the Plan.

     4.   Voting Rights of Holders of Disputed Claims.

          Pursuant to Bankruptcy Rule 3018(a), a Disputed Claim or Disputed Preferred Interest will not be counted for purposes of voting on the Plan to the extent it is disputed, unless an order of the Bankruptcy Court is entered after notice and a hearing temporarily allowing the Disputed Claim or Disputed Preferred Interest for voting purposes under Bankruptcy Rule 3018(a). Such disallowance for voting purposes is without prejudice to the claimant's right to seek to have its Disputed Claim or Disputed Preferred Interest allowed for purposes of distribution under the Plan.

F.   Provisions Governing Executory Contracts and Unexpired Leases.
     -------------------------------------------------------------

     1.   Assumption or Rejection of Contracts and Leases.

          (a)  Executory Contracts and Leases Rejected if not Assumed.

          The Plan constitutes and incorporates a motion by the Debtors to reject, and the Confirmation Order shall be deemed to be an Order authorizing the rejection of all executory contracts and unexpired leases to which the Debtors are a party and which have not, on or before the Confirmation Date, been expressly assumed or rejected pursuant to an Order of the Bankruptcy Court or by the operation of law prior to the Confirmation Date, or is the subject of a motion to assume or reject which is pending before the Bankruptcy Court or subject to an appeal on the Confirmation Date.

          (b)  Bar Date for Rejection Damages.

          If the rejection by the Debtors, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely filed proof of Claim or a proof of Claim that is deemed to be timely filed under the applicable law, then such Claim shall be forever barred and shall not be enforceable against the Debtors, or the properties of the Debtors, unless a proof of Claim is filed with the Clerk of the Bankruptcy Court and served upon the Debtors within thirty (30) days after service of the earlier of (i) notice of entry of the Confirmation Order, or (ii) other notice that the executory contract or unexpired lease has been rejected.

          (c)  Treatment Under Plan of Rejection Damages.

          Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 3 General Unsecured Claims.

G.   Conditions Precedent To Effective Date.
     --------------------------------------

     1.   Conditions Precedent to Effective Date of the Plan.

          The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

          (a) A Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Creditors Committee shall have been entered by the Clerk of the Bankruptcy Court and there shall not be a stay or injunction in effect with respect thereto.

          (b) The New Senior Secured Note and Class A Warrant Agreement shall have been executed and delivered.

          (c) The Debtors shall have received approval from the Federal Communications Commission ("FCC") of all of the Debtors' transfer of control applications requesting FCC approval of the transfer of the FCC licenses held directly or indirectly by the Debtors (or their affiliates).

          (d) The Debtors or Reorganized Debtors shall have executed the Registration Rights Agreement.

          (e) All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions hereof shall have been effected.

     2.   Waiver of Conditions Precedent.

          Each of the conditions precedent, other than the necessity for entry of a confirmation order in form and substance reasonably acceptable to the Debtors and Creditors Committee, may be waived, in whole or in part, by the Debtors and the Creditors Committee. Any such waivers of a condition precedent may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action (other than by the Debtors and the Creditors Committee).

H.   Effect of Confirmation.
     ----------------------

     1.   Vesting of Assets.

          On the Effective Date, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estates of the Debtors shall vest in Reorganized Debtors free and clear of any and all liens, charges or encumbrances, except as otherwise provided herein. From and after the Effective Date, Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

     2.   Binding Effect.

          Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Effective Date, the provisions of the Plan shall bind any holder of a Claim against, or Preferred Interest or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim, Preferred Interest, or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

     3.   Discharge of Debtors.

          Except to the extent otherwise provided herein, the treatment of all Claims against or Preferred Interests and Equity Interests in the Debtors shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Preferred Interests and Equity Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against their estates or properties or interests in property. Except as otherwise provided in the

Plan, upon the Effective Date, all Claims against and Preferred Interests and Equity Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. Except as otherwise provided in the Plan, all entities shall be precluded from asserting against the Debtors or Reorganized Debtors or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

     4.   Term of Injunctions or Stays.

          Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     5.   Indemnification Obligations.

          Subject to the occurrence of the Effective Date, the obligations of the Debtors, only to the extent permitted under the laws of the State of Delaware, to indemnify, defend, reimburse or limit the liability of directors or officers who were or are directors or officers of the Debtors on or after the Petition Date, against any claims or causes of action as provided in the Debtors' certificate of incorporation, by-laws, applicable state law or contract shall survive confirmation of the Plan, remain unaffected thereby and not be discharged except with respect to any such claims or causes of action arising out of acts or omissions occurring, in whole or in part, before the Petition Date.

I.   Retention of Jurisdiction.
     -------------------------

          The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

          (b) To determine any and all adversary proceedings, applications and contested matters, including, without limitation, under sections 544, 545, 548, 549, 550, 551, and 553 of the Bankruptcy Code.

          (c) To ensure that distributions to holders of Allowed Claims and Allowed Preferred Interests are accomplished as provided herein.

          (d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim and Preferred Interests, including, without limitation, any objections to the classification of any Claim or Preferred Interest, and to allow or disallow any Disputed Claim or Disputed Preferred Interest, in whole or in part.

          (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated.

          (f) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code.

          (g) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

          (h) To hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

          (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

          (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

          (k)  To hear any other matter not inconsistent with the Bankruptcy
          Code.

          (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under the Plan and the Confirmation Order.

          (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

          (n)  To enter a final decree closing the Chapter 11 Case.

J.   Summary of Other Provisions of the Plan.
     ---------------------------------------

     1.   Payment of Statutory Fees.

          All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will be paid by the Reorganized Debtors in the ordinary course of business.

     2.   Administrative Expenses Incurred After the Confirmation Date.

          Administrative expenses incurred by the Creditors Committee, the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval, provided, however, that no Claims for professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Effective Date.

     3.   Section 1125(e) of the Bankruptcy Code.

          As of the Confirmation Date, the Debtors and the Creditors Committee shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors and each of the members of the Ad Hoc Committee and the Creditors Committee (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have, and shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan.

     4.   Creditors Committee.

          Effective as at the close of business on the Effective Date, the duties of the Creditors Committee shall terminate, except with respect to applications for professional fees and reimbursement of expenses of the members of the Creditors Committee.

     5.   Binding Effect.

          The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Preferred Interests and Equity Interests in the Debtors and their respective successors and assigns and all other parties in interest in these Chapter 11 Cases.

     6.   Exemption from Certain Transfer Taxes.

          Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment.

     7.   Modifications and Amendments.

          In addition to the Proponents' ability to modify the documents annexed as exhibits to the Plan as provided in the Plan, the Proponents may alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Effective Date the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims and Preferred Interests under the Plan; provided, however, that such prior notice of such proceedings shall be served in accordance with Compliance with Tax Requirements.

          In connection with the consummation of the Plan, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

     8.   Governing Law.

          Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

     9.   Preservation of Transferred Claims

          The Reorganized Debtors intend to prosecute all causes of action which are currently held by the Debtors in accordance with the provisions of the Plan. In order to minimize administrative expenses, the Debtors have filed the Plan and this Disclosure Statement on an expedited basis. As a result, the Debtors have yet to undertake a complete and thorough analysis of the potential claims and the potential defendants in respect thereof. Notwithstanding the foregoing, the Debtors have identified several causes of action as set forth herein which the Reorganized Debtors intend to pursue.

          The Reorganized Debtors intend to commence avoidance actions under chapter 5 of the Bankruptcy Code and under applicable state law to avoid certain transfers of the Debtors' assets made to third parties pre-Petition Date. Although the Debtors have not yet completed their investigations, all persons and entities who received transfers or payments which may be avoidable under bankruptcy or non-bankruptcy law, may be targets in such litigation.

     VI.  CONFIRMATION AND CONSUMMATION PROCEDURE
          ---------------------------------------

          Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.   Solicitation of Votes.
     ---------------------

          In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims and interests in Class 3 (Secured Vendor Financing Claims), Class 4 (General Unsecured Claims), and Class 5 (Preferred Interests) are impaired and the holders of Allowed Claims and Allowed Preferred Interests in each of such Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1 (Other Priority Claims) and Class 2 (Miscellaneous Secured Claims) are unimpaired and the holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

          Because holders of Class 6 (Equity Interests) are not entitled to receive or retain any property under the Plan, Class 6 (Equity Interests) are presumed to have rejected the Plan, and therefore, are not entitled to vote on the Plan.

          As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. As to classes of equity interests entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by at least two-thirds of the allowed equity interests that have timely voted to accept or reject a plan. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B.   The Confirmation Hearing.
     ------------------------

          The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for October 31, 2001 at 11:30 a.m., Eastern Time, before the Honorable Joseph J. Farnan, Jr., United States District Court Judge, at the United States Bankruptcy Court, 824 Market Street, 5th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of stock of the Debtors held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the following parties on or before October 26, 2001 at 4:00 p.m., Eastern Time:

Advanced Radio Telecom Corp.
23215 66/th/ Avenue South
Kent, WA 98031
Attn: Thomas Walker
General Counsel and Senior Vice President
Telephone: (253) 372-3583
Facsimile: (253) 372-3595

         - and -

Pachulski, Stang, Ziehl, Young & Jones, P.C.
919 N. Market Street, 16/th/ Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705
Attn: Bruce Grohsgal, Esq.
Telephone: (302) 652-4100
Facsimile: (302) 652-4400

         - and -

Pachulski, Stang, Ziehl, Young & Jones, P.C.
10100 Santa Monica Boulevard, 11/th/ Floor
Los Angeles, California 90067
Attn: Marc A. Beilinson, Esq.
Telephone: (310) 277-6910
Facsimile: (310) 201-0760

         - and -

Andrews & Kurth, LLP
805 Third Avenue
New York, New York 10022
Attn:  Paul N. Silverstein, Esq.
Telephone: (212) 850-2819
Facsimile: (212) 850-2929

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.   Confirmation.
     ------------

          At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible, and (iii) in the "best interests" of creditors and stockholders which are impaired under the plan.

     1.   Acceptance.

          Class 3 (Secured Vendor Financing Claim), Class 4 (General Unsecured Claims) and Class 5 (Preferred Interests) are impaired under the Plan and are entitled to vote to accept or reject the Plan. Since the Plan contemplates no distribution will be made to Class 6 (Equity Interests), Class 6 is conclusively deemed to have rejected the Plan and is not entitled to vote. The Debtors reserve the right to seek nonconsensual confirmation of the Plan with respect to any Class(es) of Claims or Preferred Interests that is entitled to vote to accept or reject the Plan if such Class rejects the Plan.

     2.   Unfair Discrimination and Fair and Equitable Tests

          To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors, and equity holders, as follows:

     (a)  Secured Creditors.

          Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred Cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds is provided in clause (i) or (ii) of this subparagraph.

     (b)  Unsecured Creditors.

          Either (i) each impaired unsecured creditor receives or retains under the Plan property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

     (c)  Equity Interests.

          Either (i) each holder of an equity interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest, or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the Plan.

          The Proponents believe that the Plan and the treatment of all Classes of Claims, Preferred Interests, and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

 3.  Feasibility.

          The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Proponents have analyzed the Debtors' ability to meet its obligations under the Plan. As part of this analysis, the Proponents have prepared projections of financial performance for each of the five (5) fiscal years following the year of confirmation of the Plan (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Projected Financial Information annexed hereto as Exhibit E. Based upon such projections, the Proponents believe that the Debtors will be able to make all distribution and payments required pursuant to the Plan and, therefore, confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

     (a)  Financial Information and Projection.

          The financial information appended to this Disclosure Statement includes financial statements for the twelve (12) months ended December 31, 1999 and the quarter period ended September 30, 2000 and certain financial projections for the five (5) years ending December 31, 2000 through 2005.

          THE FINANCIAL PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY INDEPENDENT ACCOUNTANTS. ACTUAL FINANCIAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE INCLUDED IN THE PROJECTIONS. THE PROPONENTS MAKE NO REPRESENTATION AS TO THE ACCURACY OF THE PROJECTIONS OR THE DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS ON WHICH THE PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. INEVITABLY, SOME ASSUMPTIONS WILL NOT MATERIALIZE AND UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY AFFECT THE ACTUAL

FINANCIAL RESULTS. THEREFORE, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD MAY VARY SIGNIFICANTLY FROM THE PROJECTED RESULTS. ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE URGED TO EXAMINE CAREFULLY ALL OF THE ASSUMPTIONS ON WHICH THE FINANCIAL PROJECTIONS ARE BASED IN EVALUATING THE PLAN.

     (b)  Future Business Strategy - Overview.

          The Debtors will utilize their portfolio of 39GHz licenses for greatest utility as point-to-point microwave links serving the wireless telecommunications, the metropolitan fiber optic, and the intrabuilding networking markets. The Debtors will review opportunities associated with, but not limited to, (i) connecting remote cellular tower sites to the telephone network, (ii) providing short range OC-3 links and spurs to fiber optic data and telephony carriers, and (iii) providing high capacity connections from buildings to the telephone and data networks for aggregators of such services. To minimize capital requirements and operational risks, the Debtors will offer to enter into joint ventures with well-capitalized industry participants. Rather than building a network prior to selling capacity, the Debtors will establish customers in a particular industry segment prior to making operations or capital commitments.

          Post-Effective Date, the Debtors will have a cash balance of $5 million (less Administrative Expense Claims, Priority Tax Claims, and Other Priority Claims which will be paid on the Effective Date or as soon as practicable thereafter) and debt of $10,975,225 (i.e., the New Senior Secured
                                                 ----
Notes). For the first four (4) quarters after the Effective Date, the Debtors will have revenue only from existing OC-3 link contracts. The plan begins with five (5) employees who will pursue less capital-intensive uses of the Reorganized Debtors' FCC licenses. The following summary financial statistics reflect the expenses and balance sheet accounts associated with the growth of the business.

                                                                          (millions)

                                     Initial          Y1           Y2         Y3         Y4         Y5
                                     -------          ---          ---        ---        ---        ---
Revenue                                  -           $   0.2      $   5.6     $ 18.5     $ 29.8     $ 41.9

Operating expenses                       -               1.9          3.8       11.3       20.8       28.4

Pretax income/loss                       -              (2.7)         0.7        5.9        7.7       12.0

Cash balance                        $  5.0               2.7          0.7        0.8        1.5        8.3

Debt balance                          11.0              12.0         13.1       14.3       15.7       17.1

     4.  Best Interests Test and Liquidation Analysis.

               With respect to each impaired Class of Claims, Preferred Interests, and Equity Interests, confirmation of the Plan requires that each holder of a Claim, Preferred Interest or Equity Interest either (i) accept the Plan, or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

               In order to determine what holders of Claims and equity interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount which would be available for satisfaction of Unsecured Claims, Preferred Interests, and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case, less the costs and expenses of the liquidation and the cost of paying the additional administrative and priority claims that may result from termination of the Debtors' business and the use of chapter 7 for purposes of liquidation. As indicated below, the Proponents believe that the value of the Debtors' assets, which consist primarily of 39 GHz FCC licenses, would be approximately $50,000,000 on the Effective Date of the Plan. James H. Wiesenberg and James K. Baumann, two holders of common stock who filed an objection to the adequacy of this Disclosure Statement (the "Objecting Common Stockholders") and who claim to hold other 39 GHz licenses, believe that the value of the Debtors' assets is in excess of $150,000,000, which value the Objecting Common Stockholders believe could be achieved through one or more sales of a portion of the Debtors' capacity in each of the top forty (40) U.S. economic areas in which, on average, the Debtors own approximately four 100 Mhz channels. Further, the Objecting Common Stockholders believe that additional value could be achieved through sales of the Debtors' remaining capacity in 132 economic areas in the U.S. In March 2001, Morgan Stanley Dean Witter valued the Debtors 39 GHz licenses at $230,000,000. The Proponents believe this valuation was overstated at the time of the valuation and is now grossly overstated as a result of the turmoil that has occurred in the financial markets since March 2001 and, in particular, the telecommunications industry, combined with the fact that there is a glut of these FCC licenses on the market as a result of the Winstar and Teligent bankruptcies (as discussed below). In a forced sale under chapter 7, the Proponents believe that the realizable value of the FCC licenses would be less than $50,000,000. Other than the FCC licenses, the Debtors have no other assets of material value.


Assets                                    Liabilities
FCC Licenses     $50,000,000              Administrative Expense Claims              $   1,041,000
                                          Priority Tax Claims                            1,510,000 /11/
                                          Secured Vendor Financing Claim                11,274,008
                                          Miscellaneous Secured Claims                      20,000
                                          General Unsecured Claims                     155,000,000
                                          Net Equity                                  (118,845,008)
                 -----------                                                         -------------
Total Assets     $50,000,000             Total Liabilities and Equity                $  50,000,000
                 -----------                                                         -------------

          Generally, the Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and

___________________
/11/ Of this amount, $1,494,566 is disputed, unliquidated, or contingent.

other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors in Possession during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims which may arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors in Possession during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Petition Date Claims or Preferred Interests. Furthermore, under a chapter 7 liquidation scenario, the Secured Vendor Financing Claim would be paid at 100%, not at 53% which the Proponents negotiated as part of the Plan. Therefore, under a chapter 7 liquidation, the holder(s) of the Secured Vendor Financing Claim would be entitled to an additional $5,298,784 recovery.

          To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Preferred Interests under the Plan.

          After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee and additional sums which would be due to the holder(s) of the Secured Vendor Financing Claim, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Proponents believe that confirmation of the Plan will provide each holder of a Claim, Preferred Interest, or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

          The Proponents also believe that the value of any distributions to each class of Allowed Claims and Allowed Preferred Interests in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would likely be delayed. It is likely that distribution of the proceeds of the liquidation could be delayed after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

D.  Consummation.
    -------------

          The Plan will be consummated on the Effective Date. The Effective Date of the Plan is the first Business Day following the date on which the conditions precedent to the effectiveness of the Plan, are satisfied or waived.

          The Plan is to be implemented pursuant to the provisions of the Bankruptcy Code.

                    VII.  MANAGEMENT OF REORGANIZED DEBTORS
                          ---------------------------------

          As of the Effective Date, the management, control and operation of the Reorganized Debtors will become the general responsibility of the Board of Directors of Reorganized Debtors.

A.  Board of Directors and Management
    ---------------------------------

     1.  Composition of the Board of Directors.

          The initial Board of Directors of Reorganized Debtors will consist of six (6) members, at least one (1) of whom will be a member of the management of Reorganized Debtors. Each of the members of such initial Board of Directors of Reorganized Debtors shall serve until the first annual meeting of stockholders of Reorganized Debtors or their earlier resignation or removal in accordance with the Amended Certificate of Incorporation or Amended By-Laws, as the same may be amended from time to time. Set forth below is the name of each such director, together with a brief biography:

          Neil Subin, age 36, is currently Managing Director and President of Trendex Capital Management which he formed in 1991. Trendex is a private hedge fund focusing primarily on financially distressed companies. Mr. Subin is currently a member of the Board of Directors of Dynacore Holdings Corporation and also a member of the Board of Directors of Nucentrix Broadband Networks, Inc., a provider of wireless broadband network and multichannel subscription television services, located in Plano, Texas. He holds a degree from Brooklyn College of the City University of New York.

          R. Ted Weschler, age 40, is the Managing Partner and founder of Peninsula Capital Advisors, LLC, a private investment management firm in Charlottesville, Virginia, a position he has held since January 1, 2000. Mr. Weschler had previously served as an executive officer and founder of Quad-C, Inc. (Quad-C) since 1989. Quad-C is a Charlottesville, Virginia-based investment firm that primarily engages in the acquisition of businesses in partnership with company management. Mr. Weschler is currently a member of: the Board of Directors of Nucentrix Broadband Networks, Inc., a provider of wireless broadband network and multichannel subscription television services, located in Plano, Texas; WSFS Financial Corporation, a thrift holding company based in Wilmington, Delaware; and Virginia National Bank, a national banking association based in Charlottesville. Prior to the formation of Quad-C, Mr. Weschler was employed by W.R. Grace & Co., focusing on acquisition and divestiture activities associated with W.R. Grace's restaurant, retail, healthcare, natural resources and chemical operations. Mr. Weschler received a Bachelor of Science degree in Economics with concentrations in Finance and Accounting from The Wharton School of the University of Pennsylvania in 1983.

          Mark Schoeppner, is the president and founder of Quaker Capital Management Corp., an investment advisory firm and hedge fund manager based in Pittsburgh, Pennsylvania. He formed Quaker Capital Management in 1985 and has over 20 years of investment experience. Mr. Schoeppner is also the chairman and acting president of WinBeam, Inc., a startup wireless data communications provider utilizing MMDS spectrum. Mr. Schoeppner graduated magna cum laude with a B.S. in Economics from the Wharton School, University of Pennsylvania

(1983). He is a Chartered Financial Analyst, a member of the Wireless Communications Association and a board member of the Pittsburgh Children's Museum.

          Wharton B. Rivers, Jr.: Wharton (Zie) Rivers, was the chief executive officer, president and chief operating officer of the Debtors. Mr. Rivers has more than a decade of experience in executive management roles for some of the most prominent telecommunications companies in the United States in addition to a distinguished 20-year career as an Army officer. Most recently, Mr. Rivers was president of Cable & Wireless North America where he was responsible for directing all business functions for telecommunication services, North American profit and loss activities and revenues in excess of $1 billion. Prior to that, he was president of network services for Ameritech Corporation where he managed all activities supporting Ameritech's local service network, including design, engineering, construction and operations with capital and operating budgets in excess of $4 billion.

          Dean Johnson, Mr. Johnson will join ART as its chief executive officer. From February 2001 through October 2001, Mr. Johnson was president of Cardinal Point Associates, a strategic and financial consultant to broadband wireless companies. From November 1999 to February 2001, he was founder and president of MuseumCompany.com, Inc., a specialty retailer of museum-related merchandise. Mr. Johnson served as executive vice president and chief financial officer of Value America, Inc., a discount retailer, from November 1997 through November 1999. He served as a director of Value America from November 1997 through April 1999. From April 1996 to November 1997, Mr. Johnson served as vice president of business development of Pacific Monolithics, a developer of semiconductors used for broadband wireless applications. From April 1991 until August 1995, he was general manager of CFW Cable, Inc., a broadband wireless company that he co-founded. From September 1986 to April 1991, he was vice president-corporate finance for Lehman Brothers, an investment bank. Mr. Johnson received a B.S. in Industrial Administration from General Motors Institute and an M.B.A. from the University of Virginia.

          Richard L. Shorten: Mr. Shorten is currently the Executive Vice President of operations and development and a director of Graphnet, Inc., a multinational data messaging solution provider. Mr. Shorten structured and implemented a complex company reorganization of Graphnet, Inc. From 1997 to 2000, Mr. Shorten was a Senior Vice President of Viatel, Inc. following its acquisition of Destia Communications, Inc. in 1999. From 1992 to 1997, Mr. Shorten was an associate at the law firm of Cravath, Swaine and Moore specializing in mergers and acquisitions, joint ventures, complex finance transactions, and general corporate matters.

     2.  Identity of Principal Officers.

          Set forth below is the name of each of the persons who have been proposed to serve as principal officers of Reorganized Debtors as of the Effective Date and their proposed positions:

             Name                          Position
             ----                          --------

         Dean Johnson               Chief Executive Officer

         Sandra Watson              Chief Financial Officer

         Thomas Walker                 Chief Legal Officer

B.   Stock Option Plan
     -----------------

          In connection with the Plan, the Reorganized Debtors will adopt the Stock Option Plan that is intended to provide incentives to attract, retain and motivate highly competent persons as officers, non-employee directors and key employees of the Reorganized Debtors by providing such persons with incentive options to acquire shares of New Common Stock of Reorganized Debtors. (A copy of the Stock Option Plan is annexed to the Plan as Exhibit 7). Additionally, the Stock Option Plan is intended to assist in further aligning the interests of Reorganized Debtors' directors, officers, key employees, and consultants to those of its stockholders.

          Under the Stock Option Plan 1,200,000 shares of New Common Stock of Reorganized Debtors will be reserved for issuance. Approval of the Plan will also constitute approval of the Stock Option Plan. The Stock Option Plan will be adopted as part of the Plan.

           VIII.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
                  --------------------------------------------------
           TO THE NEW COMMON STOCK, NEW SENIOR SECURED NOTES AND NEW
           ---------------------------------------------------------
                  CLASS A  WARRANTS TO BE DISTRIBUTED UNDER THE PLAN
                  --------------------------------------------------

 A.  New Common Stock to be Issued Under the Plan.
     ---------------------------------------------

          In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and state securities and "blue sky" laws afforded by section 1145 of the Bankruptcy Code, the New Common Stock to be issued on the Effective Date to holders of Allowed Claims in Class 4 and Allowed Preferred Interests in Class 5 pursuant to the Plan, will not need to be registered under the 1933 Act or any state securities or "blue sky" laws. Accordingly, shares of New Common Stock issued to holders of Allowed Claims and Allowed Preferred Interests in such Classes pursuant to the Plan may be resold by any holder without registration under the 1933 Act or other Federal securities laws pursuant to the exemption provided by section 4(1) of the 1933 Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code (a "Statutory Underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration on the state level pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued to holders of Allowed Claims and Allowed Preferred Interests under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under Federal or state law in any given instance and as to any applicable requirements or conditions to the availability thereof.

          Section 1145(b) of the Bankruptcy Code defines a Statutory Underwriter for purposes of the 1933 Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities or (iv) is a controlling person of the issuer of the securities, in this case, the Reorganized Debtors.

          Entities deemed to be Statutory Underwriters may be able to sell securities without registration pursuant to the provisions of Rule 144 under the 1933 Act which, in effect, permits the public sale of securities received pursuant to the Plan by Statutory Underwriters subject to the availability of public information concerning Reorganized Debtors' volume limitations, holding periods and certain other conditions. Entities who believe they may be Statutory Underwriters under the definition contained in section 1145 of the Bankruptcy Code are advised to consult their own counsel with respect to the availability of the exemption provided by such Rule.

          Pursuant to the Plan, certificates evidencing shares of New Common Stock received by holders who may be "affiliates" or "underwriters" under the Securities Act (as determined in the reasonable discretion of the Board of Directors of Reorganized Debtors) will bear a legend substantially in the form below:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS ADVANCED RADIO TELECOM CORP. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

 B.  New Senior Secured Notes and New Class A Warrants.
     --------------------------------------------------

          Unlike the New Common Stock to be distributed under the Plan to holders of Allowed Claims in Class 4 and Allowed Preferred Interests in Class 5, the New Senior Secured Notes and New Class A Warrants to be made available for subscription pursuant to section 7 of the Plan and the New Senior Secured Note and Class A Warrant Agreement (and the shares of new common stock issuable upon exercise of the warrants) are not subject to the exemption under section 1145 of the Bankruptcy Code. The offer and sale of the New Senior Secured Notes and New Class A Warrants will not be registered under the 1933 Act or under any state securities laws.

          THE OFFER AND SALE OF THE NEW SENIOR SECURED NOTES AND THE NEW CLASS A WARRANTS (AND THE SHARES OF NEW COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS) IS BEING MADE IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT AND REGULATION D PROMULGATED THEREUNDER, AND

SIMILAR EXEMPTIONS FROM REGISTRATION PROVIDED BY CERTAIN STATE SECURITIES LAWS. THE NEW SENIOR SECURED NOTES AND THE NEW CLASS A WARRANTS (AND THE SHARES OF NEW COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS) ARE BEING OFFERED ONLY TO ACCREDITED INVESTORS WHO HAVE THE QUALIFICATIONS NECESSARY TO PERMIT THE NEW SENIOR SECURED NOTES AND THE NEW CLASS A WARRANTS (AND THE SHARES OF NEW COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS) TO BE OFFERED AND SOLD IN RELIANCE UPON SUCH EXEMPTIONS AND WHO MEET THE SUITABILITY STANDARDS SET FORTH IN THE NEW SENIOR SECURED NOTE AND CLASS A WARRANT AGREEMENT.

     THIS OFFERING OF NEW SENIOR SECURED NOTES AND THE NEW CLASS A WARRANTS (AND THE SHARES OF NEW COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS) SHALL NOT CONSTITUTE AN OFFER TO SELL TO OR A SOLICITATION OF AN OFFER TO BUY FROM ANYONE IN ANY STATE OR OTHER JURISDICTIONS IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     AN INVESTMENT IN THE NEW SENIOR SECURED NOTES OR THE NEW CLASS A WARRANTS IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE SECTION IX, "RISK FACTORS TO BE CONSIDERED." INVESTORS MUST BE PREPARED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD AND BE ABLE TO WITHSTAND A TOTAL LOSS OF THEIR INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATORY AUTHORITY HAS APPROVED THE SECURITIES OFFERED HEREBY OR THE TERMS OF THIS OFFERING, PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR ENDORSED THE MERITS OF THE OFFERING.

     The Debtors will make available to any prospective Subscribing Party, prior to any closing of the sale of New Senior Secured Notes and the New Class A Warrants, the opportunity to ask questions of and to receive answers from representatives of the Debtors concerning the Debtors and the terms and conditions of the offering and to obtain any additional relevant information to the extent the Debtors possess such information or can obtain it without unreasonable effort or expense.

     SUBSCRIBING PARTIES MUST BE AWARE OF THE POTENTIALLY LONG-TERM NATURE OF THEIR INVESTMENT IN THE NEW SENIOR SECURED NOTES AND THE NEW CLASS A WARRANTS. SUBSCRIBING PARTIES WILL NOT BE ABLE TO TRANSFER THEIR NEW SENIOR SECURED NOTES AND NEW CLASS A WARRANTS (OR THE SHARES OF NEW COMMON STOCK RECEIVED UPON EXERCISE OF THE NEW CLASS A WARRANTS) (I) UNLESS SUCH SUBSCRIBING PARTY COMPLIES WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) SUCH SUBSCRIBING PARTY CAN DEMONSTRATE THAT THERE IS AN EXEMPTION

AVAILABLE FROM SUCH REGISTRATION REQUIREMENTS. IN CONNECTION WITH ANY TRANSFER OF THE NEW SENIOR SECURED NOTES AND NEW CLASS A WARRANTS, THE DEBTORS MAY REQUIRE THAT THE SUBSCRIBING PARTY PROVIDE IT WITH A LEGAL OPINION STATING THAT THE TRANSFER COMPLIES WITH APPLICABLE SECURITIES LAWS. THE DEBTORS MAY REQUIRE A SUBSCRIBING PARTY TO PAY ANY COSTS IT INCURS AS A RESULT OF A TRANSFER AS A CONDITION TO SUCH TRANSFER. THERE IS NO PUBLIC TRADING MARKET FOR ANY OF SUCH SECURITIES AND IT IS POSSIBLE THAT A TRADING MARKET WILL NOT DEVELOP IN THE FUTURE. THE DEBTORS ARE UNDER NO OBLIGATION TO FACILITATE ANY TRANSFER OF THEIR SECURITIES. THEREFORE, A SUBSCRIBING PARTY MAY BE REQUIRED TO BEAR THE ECONOMIC RISKS OF ITS INVESTMENT IN THE NEW SENIOR SECURED NOTES AND NEW CLASS A WARRANTS FOR A INDEFINITE PERIOD OF TIME.

               Pursuant to the Plan, certificates evidencing New Senior Secured Notes, New Class A Warrants or shares received upon exercise of New Class A Warrants received by Subscribing Parties will bear a legend substantially in the form below:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT [OR, AS APPLICABLE, THIS NOTE OR THESE WARRANTS HAVE NOT] BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT, OR APPLICABLE STATE SECURITIES LAWS OR UNLESS ADVANCED RADIO TELECOM CORP. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

C.  Registration Rights
    -------------------

       Pursuant to a Registration Rights Agreement, ART has agreed to register under the 1933 Act the New Senior Secured Notes, the New Class A Warrant, and New Common Stock to be issued pursuant to the Plan and the New Senior Secured Note and Class A Warrant Agreement. The New Senior Secured Notes, New Class A Warrants, and the Common Stock subject to the Registration Rights Agreement are herein referred to as the "Registrable Securities."

       Beginning on the date 120 days after the Effective Date of the Plan, any holder or holders holding, in the aggregate, not less than twenty-five percent (25%) of Registrable Securities may from time to time request in writing that ART effect the registration under the 1933 Act of that number or principal amount, as the case may be, of Registrable Securities requested and owned by the requesting holder(s), provided, however, that the Company is not required to effect more than three such registrations in any 12-month period. ART must file a registration statement with the Securities and Exchange Commission (the "Commission") as promptly as reasonably practicable but in any event not later than 75 days after receiving such request and must use its reasonable best efforts to cause any such registration statement to be declared effective by the Commission as promptly as practicable after such filing but in any event not later than 120 days following the date of the request. ART has a limited right to suspend such demand registration rights for up to two 45-day periods in any 12-month period to prevent the disclosure of material non-public information.

     In addition, any time ART files a registration statement, holders of Registrable Securities covered by the Registration Rights Agreement will have the right to request the inclusion of their Registrable Securities in the registration. In the event of an underwritten public offering, the number of Registrable Securities requested to be included may be cut back, on a pro rata basis, by the managing underwriter of such offering to ensure the successful marketing of a smaller number of Registrable Securities.

          Further, any holder or holders holding, in the aggregate not less than twenty five percent (25%) of the Registrable Securities may request that the Company file a shelf registration statement pursuant to Rule 415 under the 1933 Act relating to such holder or holders' Registrable Securities, beginning on the date on which ART is a registrant entitled to use Form S-3 or any successor form thereto, to register such class of Registrable Securities. Upon receipt of any such request, ART will, as promptly as reasonably practicable but in any event not later than 45 days after such request, file such shelf registration statement. ART must use all reasonable efforts to cause such registration statement to be declared effective by the Commission as promptly as practicable after such filing but in any event not later than 90 days following the date of the request by the holder(s). ART has a limited right to suspend the use of any resale prospectus included in the shelf registration statement for up to two 45-day periods in any 12-month period to prevent the disclosure of material non-public information.

D.   Reorganization Values.
     ---------------------

          The Debtors' principal assets consist of the FCC licenses, i.e. the 39
                                                                     ---
GHz licenses issued by the FCC. See Section III.B., "The Debtors' History and Reasons for Filing Chapter 11 - Description and History of Business." The Proponents estimate that, on the Effective Date, the FCC licenses will have an aggregate value of approximately $50,000,000. Such estimate is based on the Proponents' view of the current state of the limited market for similar licenses, including the recent contract entered into for the sale of comparable licenses and other assets, including customers and equipment, by Teligent Inc., /12/ for approximately $115,000,000 (the "Teligent Contract"). The Teligent Contract is subject to overbid in a bankruptcy auction which is scheduled for October 11, 2001. Based on the Proponents review of Teligent's assets other than its FCC licenses, the proponents believe that the sale value of Teligent's FCC licenses under the Teligent Contract is approximately $60,000,000. While the Proponents believe that Teligent's FCC licenses are comparable to the FCC licenses owned by the Debtors, the Proponents believe Teligent's FCC licenses are more valuable than those owned by the Debtors' for several reasons. On the other hand, the Objecting Common Stockholders believe that the value of Teligent's FCC licenses, is at least $90,000,000 which value the Objecting Common Stockholders believe will be evident at the conclusion of the Teligent bankruptcy auction.

______________________
/12/ Teligent Inc. and certain its affiliates ("Teligent") filed for Chapter 11 bankruptcy protection on May 21, 2001, in the United States Bankruptcy Court for the Southern District of New York, Case No. 01-12974 (SMB).

Further, the Objecting Common Stockholders believe that the Debtors' FCC licenses are worth twice as much as Teligent's FCC licenses - - the Proponents dispute this belief.

     Based on a variety of factors, including the recent proposed sale by Teligent, the Proponents believe that the Debtors' FCC licenses have a value of approximately $50 million. Given the present state of the economy and in particular the telecommunications industry, as well as the fact that there exists similar spectrum for sale by other debtors such as Winstar Communications, Inc.,"/13/ the Proponents believe that the Debtors would not be able to recover more than $50 million for the Debtors' FCC licenses in a bankruptcy sale.

     On the Effective Date, the Reorganized Debtors will have secured debt of approximately $11 million pursuant to the New Senior Secured Notes to be issued on that date. Not taking into account miscellaneous assets of inconsequential value, on the Effective Date, the Debtors will have approximately $5 million in cash resulting in an equity value of approximately $44 million.

     Under the Plan, including the New Class A Warrants, the Reorganized Debtors will issue 24 million shares of New Common Stock resulting in an approximate value per share of $1.83.

     THE FOREGOING ESTIMATED VALUATIONS HAVE NOT BEEN EXAMINED OR VERIFIED BY AN INDEPENDENT VALUATION SOURCE. ACTUAL VALUATIONS FOR THE DEBTORS' FCC LICENSES COULD MATERIALLY AND SIGNIFICANTLY DIFFER FROM THOSE INCLUDED HEREIN. THE PROPONENTS MAKE NO REPRESENTATION AS TO THE ACCURACY OF THE VALUATIONS OF THE DEBTORS' FCC LICENSES. MANY OF THE ASSUMPTIONS ON WHICH THE VALUATIONS ARE BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES.

                      IX.  RISK FACTORS TO BE CONSIDERED
                           -----------------------------

     HOLDERS OF CLAIMS AGAINST AND PREFERRED INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

          The ultimate recoveries under the Plan to holders of Claims and Preferred Interests depend upon the realizable value of the New Common Stock. The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. Prior to voting on the Plan, each holder of a Claim or Preferred Interest should carefully consider the risk factors specified or referred to below.

______________
/13/ Winstar Communications, Inc. and certain of its affiliates ("Winstar") filed for Chapter 11 bankruptcy protection on April 18, 2001, in the United States Bankruptcy Court for the District of Delaware, Case No. 01-01430
     (JJF).

A.  Significant Holders.

          Upon the consummation of the Plan, certain holders of Claims will receive distributions of shares of New Common Stock. If holders of significant numbers of shares of New Common Stock were to act as a group, such holders may be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized Debtors and, consequently, impact upon the value of the New Common Stock..

          Further, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock in a short period of time may adversely affect the market price of the New Common Stock.

B.  Lack of Established Market for New Common Stock.

          Reorganized Debtors will use reasonable efforts to file an application for the New Common Stock to be included for quotation in the NASDAQ National Market System and to comply with applicable state securities and "blue sky" laws. There can be no assurance that an application will be approved.

          The New Common Stock will be issued to pre-Petition Date creditors and holders of Preferred Interests, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. There is currently no trading market for the New Common Stock nor is it known whether or when one would develop. There can be no assurance that an active market will develop therefore. Further, there can be no assurance to the degree of price volatility in any such market. No assurance can be given as to the market prices that will prevail for the New Common Stock, following the Effective Date.

C.  Dividend Policies.

          Reorganized Debtors do not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, the covenants in any future financing facility to which Reorganized Debtors may be a party may limit the ability of Reorganized Debtors to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in the New Common Stock..

D.  Projected Financial Information.

          The projected financial information included in this Disclosure Statement is dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future operations of Reorganized Debtors' business, and certain assumptions with respect to competitors of Reorganized Debtors' general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of Reorganized Debtors. Although the

Proponents believe that the projections are attainable, some or all of the estimates will vary and variations between the actual financial results and those projected may be material.

          THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA") OR THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB"). FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS' INDEPENDENT ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE PROPONENTS, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF REORGANIZED DEBTORS AND THEIR MANAGEMENT. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS AND DO NOT CONSTITUTE A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON OR ENTITY, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

E.  Competitive Conditions and Technological Change

          Certain of the Debtors' competitors are larger and have substantially greater financial, research and development resources and more extensive marketing power than the Debtors. There can be no assurance that additional competitors will not enter markets that the Debtors plan to serve or that the Debtors will be able to withstand the competition. Moreover, changes in technology could lower the cost of competitive services to a level where the Debtors' services would become less competitive or where the Debtors would need to reduce their prices in order to remain competitive, which could have a material adverse effect on the Debtors' business plan.

F.  Potential Need for Additional Financing

          The New Senior Secured Notes to be issued under the Plan must be repaid, or refinanced, upon the maturity date of such notes five (5) years after the Effective Date. The Debtors anticipate that they will be required to refinance all or a portion of such indebtedness at that time in order to repay the New Senior Secured Notes since they do not expect that they will have sufficient internally-generated funds to do so. The Debtors anticipate that they will be able to arrange refinancing at such time. However, there can be no assurances that such refinancing will be achieved. In such event, the holders of the New Senior Secured Notes will be entitled to enforce their rights and remedies under the New Senior Notes and Class A Warrant Agreement and the related Security Agreement and Pledge Agreement.

G.  FCC Approval for Transfer of Control of Licenses

          The FCC licenses held by the Debtors, are subject to the regulations of the Federal Communications Commission and the Communications Act of 1934, as amended (the "Communications Act"). The voluntary transfer of control or assignment of FCC licenses requires the prior consent of the FCC. Under the FCC's rules, the filing by the Debtors of a petition for reorganization under chapter 11 is deemed to constitute an involuntary transfer of control of the licenses from the Debtors to the Debtors in Possession. Under the rules of the FCC, the FCC may grant consent to such an involuntary transfer of control of FCC licenses after the occurrence of the event effecting the transfer. The Debtors have filed a timely application for consent to the transfer of control of the licenses to the Debtors as Debtors in Position and have no reason to believe that the FCC will not grant their consent to this involuntary transfer of control in the normal course.

          Because the changes in the Debtors' capital structure contemplated by the Plan involve a change in more than fifty-percent (50%) of the Debtors voting securities, the Debtors or Reorganized Debtors will also be required to file an application seeking the prior consent of the FCC to the proposed changes in control of Reorganized Debtors' implementation of the Plan.

          Following the submission of the application, the FCC's staff will examine the application to determine, among other things, whether the prospective new stockholders of Reorganized Debtors are qualified to control the licenses held by the Debtors. Action on a transfer application nevertheless may require two to three months or more following filing, depending upon the workload of the FCC's staff and the volume of applications received; there can be no assurance that any such application would be acted upon within two or three months of filing or that it ultimately would be granted.

            X.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
                ---------------------------------------------------
A.  General.
    -------

     The following discussion summarizes certain federal income tax consequences of the Plan to the Debtors, the holders of Claims, Preferred Interests, and Equity Interests, based upon the Tax Code, the Treasury regulations promulgated thereunder, judicial authorities and current administrative rulings and practices now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such change could be retroactively applied in a manner that could adversely affect the Debtors, the Reorganized Debtors, holders of Claims, Preferred Interests, and Equity Interests. In addition, certain aspects of the following discussion are based on proposed Treasury regulations. The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. The Debtors have not requested, nor do they intend to request a tax ruling from the Internal Revenue Service (the "IRS"), nor will any opinion of counsel be obtained by the Debtors with respect to the federal income tax consequences of the Plan. Consequently, there can be no assurance that the treatment set forth in the following discussion will be accepted by the IRS. Further, the federal income tax consequences to the Debtors, and holders of Claims, Preferred Interests, and Equity Interests may be affected by matters not discussed below. For example, the following discussion does not address state, local, or foreign tax considerations that may be applicable to the Debtors, the holders of Claims, Preferred Interests, or Equity Interests, and the discussion does not address the tax consequences of the Plan to certain types of holders of Claims, Preferred Interests, and Equity Interests, creditors and stockholders (including foreign persons, financial institutions, life insurance companies, tax-exempt organizations and taxpayers who may be subject to the alternative minimum tax) who may be subject to special rules not addressed herein.

     THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. THE PROPONENTS AND THEIR COUNSEL ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN WITH RESPECT TO THE DEBTORS, HOLDERS OF CLAIMS, HOLDERS OF PREFERRED INTERESTS OR EQUITY INTERESTS, OR THE REORGANIZED DEBTORS, NOR ARE THEY RENDERING ANY FORM OF LEGAL OPINION OR TAX ADVICE ON SUCH TAX CONSEQUENCES. THE TAX LAWS APPLICABLE TO CORPORATIONS IN BANKRUPTCY ARE EXTREMELY COMPLEX AND THE FOLLOWING SUMMARY IS NOT EXHAUSTIVE. HOLDERS OF CLAIMS, HOLDERS OF EQUITY INTERESTS AND HOLDERS OF PREFERRED INTERESTS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

B.  Federal Income Tax Consequences to the Debtors.
    -----------------------------------------------

    1.  General Discussion.

     In general, the Debtors do not expect to incur any substantial tax liability as a result of implementation of the Plan. Based on the current state of the law and the facts known to Debtors at this time, it is contemplated that the Plan will permit the retention of a portion of the accumulated net operating loss carry forwards ("NOLs") of the Debtors for future use. Accordingly, subject to the possible adjustment of the NOLs in connection with future IRS examinations, and further subject to the limitations in the Tax Code on the use of NOLs in calculating the alternative minimum tax ("AMT") (see below), at least a portion of the NOLs should be available to reduce the Debtors' future taxable income.

    2.  Cancellation of Indebtedness.

          In general, the Tax Code, with certain exceptions, provides that taxpayers that realize a "cancellation of indebtedness" must include the amount of canceled indebtedness in gross income to the extent that the indebtedness canceled exceeds any consideration given for such cancellation. The Tax Code further provides, however, that where the taxpayer is in a chapter 11 case and the cancellation of indebtedness is pursuant to a plan approved by the bankruptcy court, such cancellation of indebtedness will not be included in gross income, but the taxpayer must generally reduce tax attributes in a specified order.

          The Debtors expect to realize a material amount of cancellation of indebtedness ("COD") income as a result of the Plan. With certain exceptions, to the extent that any creditor receives from the Debtors a distribution under the Plan in an amount less than such creditor's Claim, the Debtors will realize COD income. Because the Debtors are in bankruptcy, they will not be required to include COD income in taxable income, but rather will be required to reduce their NOLs (and possibly certain other tax attributes, including tax basis of assets) by the amount of the COD income. Tax attributes must be reduced in the order specified as follows: (i) NOLs, (ii) business credits, (iii) minimum tax credits, (iv) capital loss carry-overs, (v) tax basis in assets, (vi) passive activity losses and credits, and (vii) foreign tax credit carry-overs. In lieu of this order, however, the Debtors may elect to apply any portion of the reduction to reduce the basis of their depreciable assets first. This election would be beneficial, for instance, if the

Debtors could use NOLs faster than they could claim their depreciation deductions. Thus, the Debtors will determine whether or not this election should be made.

     3. NOLs and Future Utilization.

          The total consolidated NOL carry-forward available to the Debtors as of the Petition Date, was estimated to be approximately $250 million. The foregoing amount, however, is only an estimate. It is not binding on the IRS and is subject to adjustment as a result of future IRS audits of the Debtors' tax returns, which may not take place for several years. Such losses are also subject to reduction, as discussed in paragraph 2, above. It is expected that COD income realized by the Debtors pursuant to the Plan will subsequently reduce the Debtors' NOLs and could reduce certain other tax attributes, including the tax basis of assets.

          Section 382 (in conjunction with Section 383) of the Tax Code imposes limitations upon the utilization of a corporation's NOLs, built-in losses and credit carry-forwards following significant changes in the corporation's stock ownership, called an "ownership change." Issuance of the New Common Stock pursuant to the Plan will result in an "ownership change" as defined in Section 382 of the Tax Code. Thus, subject to certain exceptions applicable to chapter 11 proceedings as discussed below, the Debtors' utilization of their NOLs remaining after application of the COD rules described above (and also certain "built-in losses") to reduce taxable income generated after the ownership change will generally be subject to an annual limitation equal to the equity value of the Debtors as a group multiplied by the Section 382 federal rate prescribed by the IRS for the month in which the ownership change occurs. For purposes of this computation, the equity value of the Debtors generally will equal the fair market value of the Debtors immediately prior to the ownership change (excluding certain capital contributions), decreased by any amounts treated as paid in redemption of equity interests and Preferred Interests, and, if the Debtors elect not to apply Section 382(l)(5) of the Tax Code, increased, under Section 382(l)(6) of the Tax Code, by any value resulting from surrender or cancellation of Allowed Claims in exchange for New Common Stock pursuant to the Plan. Moreover, if immediately after an ownership change, one-third or more of the assets of a corporation and its subsidiaries consist of "assets held for investment," then in computing the Section 382 limitation, the value of such corporation's stock is reduced by an amount that, generally, approximates the value of the corporation's equity in such investment assets.

          If the Debtors have a "net unrealized built-in loss" (excess of aggregate adjusted tax basis of assets over aggregate fair market value of such assets immediately before the ownership change) that exceeds certain thresholds, such loss will be subject to the annual limitation to the extent it is recognized during any of the first five (5) years after the Effective Date. For these purposes, in addition to recognized built-in losses resulting from the disposition of these assets, any depreciation, amortization or depletion that is deductible during the five-year period and attributable to the built-in loss existing on the Effective Date is treated as a recognized built-in loss subject to these rules. If a deduction for any portion of a recognized built-in loss is disallowed, such portion is carried-forward. The Debtors presently believe that they may have a net unrealized built-in loss, the magnitude of which is uncertain. Accordingly, the utilization of the Debtors' built-in loss (including depreciation deductions attributable thereto), if any, that is recognized during the five year period may be subject to limitation under Section 382.

          Section 382(1)(5) of the Tax Code and the regulations thereunder provide that the foregoing limitations on the utilization of NOLs after an ownership change do not apply if (i) immediately before the ownership change, the corporation is under the jurisdiction of a court in a title 11 or similar case, (ii) the transaction resulting in such ownership change is ordered by the court or is pursuant to a plan approved by the court, and (iii) the pre-change shareholders and "qualified creditors" of the loss corporation determined immediately before the ownership change own, in the aggregate, 50% or more of the value and voting power of the reorganized corporation after the ownership change. Qualified creditors are creditors who held their indebtedness for at least 18 months before the date of the filing of the title 11 case or who hold debt that arose in the ordinary course of the trade or business if such other creditors have, at all times, been the beneficial holders thereof. The Debtors may elect not to have Section 382(1)(5) apply.

          If Section 382(1)(5) applies then the NOLs must be computed as if no deduction had been allowed for interest paid by the corporation on any obligations that were exchanged for stock pursuant to the Plan during any taxable year ending during the three-year period preceding the taxable year in which the ownership change occurs. However, if an ownership change to which
  Section 382(1)(5) applied were to occur pursuant to the Plan, the NOLs and other tax attributes of the Debtors would be eliminated in their entirety if there were a second ownership change during the two-year period following the date of the ownership change pursuant to the Plan.

          Based upon the information available to the Debtors at this time, the Debtors expect to elect not to have Section 382(l)(5) apply. Whether Section 382(1)(5) or Section 382(1)(6) applies to the Plan, however, it appears that the application of Section 382 will limit the future use of the Debtors' remaining NOLs.

     4. Alternative Minimum Tax.

          A corporation may be subject to the AMT even if its regular taxable income is entirely offset by NOL carry-forwards. For purposes of computing a taxpayer's regular federal tax liability, all of the income recognized in a taxable year may be reduced by NOL carry-overs. For purposes of the AMT, however, only 90% of a taxpayer's alternative minimum taxable income ("AMTI") may be reduced by AMTNOL carry-overs ("AMTNOL carry-overs"), the amount of which is determined separately from the amount of regular NOL carry-overs. Therefore, any alternative minimum taxable income recognized by the Debtors will be taxable at a rate of at least 2% (10% of the 20% AMT tax rate). Moreover, the Debtors' AMTI (after certain adjustments and without taking into account any deduction for AMTNOL carry-overs) may be subject to a one-twelfth of one percent (.12%) environmental tax under Section 59A of the Tax Code.

C.   Consequences to Holders of Claims.
     ---------------------------------

     1. Realization and Recognition of Gain or Loss in General.

          The federal income tax consequences of the implementation of the Plan to a holder of an Allowed Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

          Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for stock and other property (such as cash and new debt instruments), in an amount equal to the difference between (i) the sum of the amount of any cash, the issue price of any debt instrument, and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). The treatment of accrued but unpaid interest and amounts allocable thereto varies depending on the nature of the holder's Claim and is discussed below.

          Whether or not such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Tax Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury Regulations. One of the most significant factors considered in determining whether a particular debt instrument is a security is the original term thereof. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of ten years or more will be classified as a security, and a debt instrument having an original term of fewer than five years will not. Debt instruments having a term of at least five years but less than 10 years are likely to be treated as securities, but may not be, depending upon their resemblance to ordinary promissory notes, whether they are publicly traded, whether the instruments are secured, the financial condition of the debtor at the time the debt instruments are issued and other factors. Each holder of an Allowed Claim should consult his or her own tax advisor to determine whether his or her Allowed Claim constitutes a security for federal income tax purposes. The Debtors express no views with respect to whether Allowed Claims or any new obligations exchanged therefor constitute securities for tax purposes. Each holder of a Claim is urged to consult such holder's own tax advisor in this regard.

     2. Holders of Administrative Expense Claims, Priority Tax Claims and Allowed Other Priority Claims (Class 1).

          Holders of Administrative Expense Claims, Priority Tax Claims and Allowed Other Priority Claims generally will be paid in full in Cash on, or subsequent to, the Effective Date. Such holders must include such amounts in their gross income in the taxable year in which such amounts are actually or constructively received by them. Amounts of income tax and employment tax will be withheld from such payments as required by law.

     3. Holders of Miscellaneous Secured Claims (Class 2).

          A holder of an Allowed Miscellaneous Secured Claim will be paid in full. Such holder will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Allowed Miscellaneous Secured Claim and
(b) the amount of Cash received.

Amounts received in respect of claims for accrued interest will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting.

     4. Holders of Secured Vendor Financing Claim (Class 3).

          A holder of an Allowed Secured Vendor Financing Claim will receive Cash equal to 53% of the Allowed Secured Vendor Financing Claim on the Effective Date or immediately thereafter. Such holder will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Allowed Secured Vendor Financing Claim and (b) the amount of Cash received. Amounts received in respect of claims for accrued interest will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting.

     5. Holders of General Unsecured Claims (Class 4).

          Holders of General Unsecured Claims will receive their Ratable Portion of 95% of the New Common Stock, subject to dilution through the exercise of the Stock Option Plan and the New Class A Warrants.

      (a) Exchange of General Unsecured Claims for New Common Stock.

          Each holder of a General Unsecured Claim, except as described below with respect to Old Notes that may constitute "securities" for federal income tax purposes, will recognize a gain or loss in an amount equal to the difference between (i) the fair market value of the New Common Stock received by such holder in excess of the amount allocated to accrued but unpaid interest and (ii) the holder's adjusted tax basis in its General Unsecured Claim.

          The Old Notes could constitute "securities" for federal income tax purposes. If so, the receipt of the New Common Stock in satisfaction of the Old Notes Claims will constitute a "recapitalization" for federal income tax purposes. In that case, (i) any realized loss will not be recognized for federal income tax purposes and (ii) any realized gain will be recognized in an amount equal to the lesser of (a) the gain realized or (b) the amount of cash and the fair market value of any other property received (for example, any debt obligations that do not constitute "securities") in excess of the amount allocated to accrued but unpaid interest. With respect to amounts allocable to accrued but unpaid interest, a holder will be deemed to be in receipt of interest income for federal income tax purposes to the extent that (x) any amounts received are paid to such holder in respect of a claim for accrued but unpaid interest and (y) such holder has not previously included such amounts in income under its method of accounting. Such interest income will be taxed as ordinary income.

          Also, in such case, a holder's aggregate tax basis in the New Common Stock received in satisfaction of its Old Note Claims will equal the holder's aggregate adjusted tax basis in its Old Notes (including any Claim for accrued but unpaid interest), increased by any gain or interest income recognized in respect of its Old Note Claims and decreased by the amount of cash received. If both stock and securities are received, such basis will be allocated based on the relative values of the stock and the securities at the time of the exchange if any. In general, the holder's holding period for the New Common Stock received will include the holder's holding period for the Old Notes, except to the extent the New Common Stock was issued in respect of a Claim for accrued but unpaid interest.

      (b) Market Discount.

          Market discount is defined generally in the Tax Code as the excess, if any, of (i) the "stated redemption price at maturity" of a debt obligation over
(ii) the adjusted basis of the debt obligation in the hands of a holder immediately after its acquisition. In the case of any bond having original issue discount, the stated redemption price at maturity shall be treated as equal to its revised issue price. A market discount bond is defined as any bond having a market discount. Debt instruments in the hands of original holders are not market discount bonds. Moreover, under a de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of a debt instrument over the holder's adjusted basis in the debt instrument is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the date of maturity. Unless the holder elects otherwise, the accrued market discount for an Old Note generally is the amount calculated by multiplying the market discount for such debt instrument by a factor, the numerator of which is the number of days an Old Note has been held by the holder and the denominator of which is the number of days after the acquisition of the Old Note up to and including its maturity date.

          Holders of Old Notes in whose hands such instruments are market discount bonds will be required to treat as ordinary income any gain recognized on the exchange of such instruments pursuant to the Plan to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include the market discount in income as it accrued. Any additional gain would be characterized as discussed above.

          The Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a taxfree exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan and if the Old Notes constitute "securities", any holder of Old Notes which has accrued market discount would carry over such accrued market discount to the New Common Stock received pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a Old Note will have accrued "market discount" if such note was acquired after its original issuance at a discount to its adjusted issue price.

      (c) Dispositions by Holders.

          Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received pursuant to the Plan in satisfaction of its Old Note Claim will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claims and any ordinary loss deduction incurred upon satisfaction of such Claims, less any income (other than interest income) recognized by the holder upon satisfaction of such Claims, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder's Old Note Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

     6. Holders of Allowed Preferred Interests (Class 5).

          The receipt by holders of Preferred Interests of New Common Stock pursuant to the Plan will likely constitute a recapitalization for federal income tax purposes. As such, holders of Preferred Interests receiving New Common Stock generally will not recognize gain or loss. If dividends on the Preferred Interests are in arrears at the Effective Time, a portion of the New Common Stock so received may be includible in income as a taxable dividend to the extent of such dividend arrearage.

          The basis of the holders of Preferred Interests in the New Common Stock will be the same as their basis in their Preferred Interests.

     7. Subscription to Purchase New Senior Secured Notes and New Class A Warrants.

          Purchase of the New Senior Secured Notes and New Class A Warrants by the Subscribing Parties may be treated as the purchase of an investment unit for federal income tax purposes. In that case, the purchase price of a unit should be allocated between the New Senior Secured Notes and the New Class A Warrants based on their relative fair market values. The balance of the purchase price for the unit should constitute your initial tax basis in the New Class A Warrants. The Internal Revenue Service could challenge that allocation of the issue price and, if successful, that challenge could result in a different issue price and initial tax basis for the New Senior Secured Notes and the New Class A Warrants.

        THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE PROPONENTS AND THEIR COUNSEL ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN, WITH RESPECT TO THE DEBTORS, HOLDERS OF CLAIMS, HOLDERS OF PREFERRED INTERESTS OR EQUITY INTERESTS, OR THE REORGANIZED DEBTORS, NOR ARE THEY RENDERING ANY FORM OF LEGAL OPINION OR TAX ADVICE ON SUCH TAX CONSEQUENCES. THE TAX LAWS APPLICABLE TO CORPORATIONS IN BANKRUPTCY ARE EXTREMELY COMPLEX, AND THE FOLLOWING SUMMARY IS NOT EXHAUSTIVE. HOLDERS OF CLAIMS, HOLDERS OF EQUITY INTERESTS AND HOLDERS OF PREFERRED INTERESTS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

D.   Information Reporting and Backup Withholding.
     --------------------------------------------

          Under the backup withholding rules of the Tax Code, holders of Claims may be subject to backup withholding at a rate of 31% with respect to distributions or payments made pursuant to the Plan, unless such holder (i) comes within certain exempt categories (generally including corporations) and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but is merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

          THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF AN ALLOWED CLAIM, ALLOWED PREFERRED INTEREST, OR EQUITY INTEREST.

        XI.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
             ---------------------------------------------------------

          If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code, or (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.   Liquidation Under Chapter 7.
     ---------------------------

          If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which case a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims, Preferred Interests and Equity Interests is set forth in Section VI.4, "Confirmation and Consummation Procedure -- Best Interests Test And Liquidation Analysis." The Proponents believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors and Preferred Interest holders than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee combined with the fact that the Secured Vendor Financing Claim would have to be paid at 100%, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations, and (iii) the failure to realize the greater, going concern value of the Debtors' estates.

B.   Alternative Plan of Reorganization.
     ----------------------------------

          If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of its assets. With respect to an alternative plan, the Proponents have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan and believe that no better alternative exists.

          Consequently, the Proponents believe that the Plan enables the Debtors to successfully and expeditiously emerge from chapter 11, preserve their business and allow holders of Claims and Preferred Interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7 and a trustee would not need to be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Proponents believe that a liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return is provided for in the Plan to creditors.

                      XII.  CONCLUSION AND RECOMMENDATION
                            -----------------------------

          The Proponents believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Preferred Interests.
In addition, other alternatives would involve delay, uncertainty and substantial additional administrative costs. The Proponents urge holders of impaired Claims and Preferred Interests entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received not later than 4:00 p.m., Eastern Time, on October 26, 2001.

 THE CREDITORS COMMITTEE SUPPORTS THE PLAN AND URGES CREDITORS AND HOLDERS OF
            PREFERRED INTERESTS ENTITLED TO VOTE TO ACCEPT THE PLAN


Dated: September 20, 2001

                              Respectfully submitted,

                              Advanced Radio Telecom Corp

                              By:    /s/ Thomas Walker
                                     ------------------------------------------
                              Name:  Thomas Walker
                              Title: General Counsel and Senior Vice President

                                              -and-

                              Official Committee of Unsecured Creditors of
                              Advanced Radio Telecom Corp.

                              By:    /s/  R. Ted Weschler
                                     ------------------------------------------
                              Name:  R. Ted Weschler
                              Title: Authorized Signatory

                                                                       Exhibit A




                                   The Plan*

























_________
* Filed herewith as Exhibit 2.2.

                                                                       Exhibit B


                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

In re:                           )  Chapter 11
                                 )
ADVANCED RADIO TELECOM CORP./1/, )  Case No. 01-1511 (JJF)
                                 )  (Jointly Administered)
                                 )
                      Debtors.   )

               AMENDED ORDER (i) APPROVING DISCLOSURE STATEMENT
                 IN SUPPORT OF DEBTORS' AND OFFICIAL COMMITTEE
                     OF UNSECURED CREDITORS' JOINT PLAN OF
                    REORGANIZATION UNDER CHAPTER 11 OF THE
             BANKRUPTCY CODE; AND (ii) APPROVING VOTING PROCEDURES
             -----------------------------------------------------

          A hearing having been held on September 20, 2001 (the "Hearing") to consider, among other things, the Debtors* Motion for an Order Approving Voting Procedures with Respect the Debtors' and Official Committee of Unsecured Creditors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Motion"), and it appearing that proper and timely notice of the Hearing on the Motion and Disclosure Statement (the "Disclosure Statement") on the Debtors' and Official Committee of Unsecured Creditors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan") has been given; and it appearing that such notice was adequate and sufficient; and the appearances of all interested parties having been duly noted on the record of the Hearing; and each of the objections, if any, filed to the proposed Disclosure Statement or the Motion having been either (a) withdrawn or rendered moot by modifications to the Disclosure Statement or (b) overruled by the Court; and Debtors having made the conforming additions, changes, corrections and deletions to the

__________________________________

/1/ The Debtors are: Advanced Radio Telecom Corp., ART Leasing, Inc., Big Creek Systems, LLC and DCT Communications, Inc.

Disclosure Statement necessary to comport with the record of the Hearing and the agreements, if any, reached with the parties, if any, that had filed objections, a copy of which revised Disclosure Statement was filed in open Court and, upon the Motion, the Disclosure Statement and the record of the Hearing and upon all of the proceedings heretofore had before the Court and after due deliberation and sufficient cause appearing therefore, it is

     ORDERED, FOUND, AND DETERMINED THAT:
     1. The Disclosure Statement contains adequate information within the meaning of Section 1125 of the Bankruptcy Code.

     2.  The Disclosure Statement and the Motion are hereby approved.

     3. Debtors shall mail the Solicitation Packages (as such term and all other capitalized terms not defined herein are defined in the Motion) to all known holders of claims and interests in the Voting Classes.

     4. The Debtors shall mail the Confirmation Notice only to holders of claims and equity interests in classes 1,2,3, 4 and 5.

     5. Only the Voting Classes may accept or reject the Plan. Each holder of a Claim who has filed a proof of Claim in the Debtors' chapter 11 cases as to which Claim an objection is pending and is not resolved before the Confirmation Hearing shall not be permitted to vote on the Plan unless the holder of such Claim has obtained an order of the Court on or before three (3) business days prior to the Confirmation Hearing, pursuant to Bankruptcy Rule 3018(a), temporarily allowing its Claim for the purposes of voting on the Plan.

     6. For purposes of voting, the amount of a claim used to tabulate acceptance or rejection of the Plan shall be the lesser of (i) the amount set forth on the ballot received for that particular creditor or (ii) the following (whichever one is greater):

         a. the amount set forth as a claim in the Schedules as not contingent, unliquidated or disputed (excluding scheduled claims that have been superseded by filed claims);

         b. the amount set forth on a filed proof of claim which has been timely filed and has not been disallowed, disqualified, suspended, reduced or estimated and temporarily allowed for voting purposes prior to computation of the vote on the Plan; or

         c. the amount estimated and temporarily allowed with respect to a claim pursuant to an order of this Court.

     7.  With respect to ballots submitted by a holder of a claim:

         a. any ballot which is properly completed, executed and timely returned to the Balloting Agent that does not indicate an acceptance or rejection of the Plan shall be deemed to be a vote to accept the Plan;

         b. any ballot which is returned to the Balloting Agent indicating acceptance or rejection of the Plan but which is unsigned shall not be counted;

         c. whenever a creditor casts more than one ballot voting the same claim prior to the Balloting Deadline (hereinafter defined), only the last timely ballot received by the Balloting Agent shall be counted;

         d. if a creditor casts simultaneous duplicative ballots voted inconsistently such ballots shall count as one vote accepting the Plan;

         e. each creditor shall be deemed to have voted the full amount of its claim;

         f. creditors shall not split their vote within a claim, thus each creditor shall vote all of its claim within a particular class either to accept or reject the Plan;

         g. if a holder holds a claim or interest in more than one class and is entitled to vote such claims or interests, separate ballots must be used for each class of claim or interest;

         h. ballots that partially reject and partially accept the Plan shall not be counted; and

         i. any ballot received by the Balloting Agent by telecopier, facsimile or other electronic communication shall not be counted unless such ballot is a master ballot in class 4 or 5 and a hard copy of the ballot is sent to the Balloting Agent immediately thereafter.

     8. The following dates and procedures with respect to the Plan are hereby established:

         a. October 31, 2001, at 11:30 a.m. Prevailing Eastern Time will be the date and time for the confirmation hearing regarding the Plan;

         b. October 2, 2001, shall be the deadline for Debtors to serve the Confirmation Notice and Solicitation Packages.

         c. October 26, 2001, at 4:00 p.m. Prevailing Eastern Time (the "Balloting Deadline"), shall be the deadline by which ballots to accept or reject the Plan must be received from eligible creditors. Unless otherwise specifically ordered by the Court with respect to a specific ballot, all ballots must be completed, signed, returned to and actually received by the Balloting Agent on or before the Balloting Deadline in order to be counted; and

         d. October 26, 2001, at 4:00 p.m. Prevailing Eastern Time shall be the last date to file and serve any objections and evidence in opposition to confirmation of the Plan, which must be (i) in writing; (ii) set forth in detail the name and address of the party filing the objection, the grounds for the objection, any evidentiary support therefore in the nature of the declarations submitted under penalty of perjury, and the amount of the objector's claims or such other grounds that give the objector standing to assert the objection; and (iii) be served upon the parties at the addresses set forth in the Confirmation Notice;

         e. Any objection not properly and timely filed and served shall be deemed to be waived and to be a consent to the Court's entry of an order confirming the Plan.

Dated: October 1, 2001

                                         /s/ Joseph J. Farnan, Jr.
                                        ----------------------------------------
                                        The Honorable Joseph J. Farnan, Jr.
                                        United States District Court Judge

                                                                       Exhibit C




      Advanced Radio Telecom Corp., Form 10-K for the Fiscal Year ended
                              December 31, 1999*

























__________
* Previously filed with the Securities and Exchange Commission on March 30, 2000.

                                                                       Exhibit D




     Advanced Radio Telecom Corp., Form 10-Q for the quarter period ended
                              September 30, 2000*

























__________
* Previously filed with the Securities and Exchange Commission on November 14, 2000.

                                                                       Exhibit E

                                                      Advanced Radio Telecom

                                                         Income Statement
                                                         ----------------
                                                              (000s)

                                    Initial          Y1             Y2             Y3            Y4          Y5        Total
                                    -------          --             --             --            --          --        -----
Revenue
     Cellular backhaul                          $     -          $  450         $ 6,120       $12,690     $19,710     $38,970
     OC-3 extensions                                200             673           3,665         7,025      10,542      22,105
     Shared tenant services                           -             203           1,485         2,925       4,433       9,045
     Spectrum rent                                    -           4,320           7,200         7,200       7,200      25,920
Total revenue                                       200           5,645          18,470        29,840      41,885      96,040

Expenses
     Operating                                      210           1,398           4,499         8,667      11,237      26,011
     SG&A                                         1,573           1,839           4,919         8,124      10,592      27,048
     Depreciation                                    76             591           1,925         4,056       6,610      13,259
Total expenses                                    1,859           3,828          11,343        20,847      28,440      66,318

Net operating income                             (1,659)          1,817           7,127         8,993      13,445      29,722
                                                                    32%             39%           30%         32%         31%
EBITDA                                           (1,583)          2,408           9,052        13,049      20,055      42,981
                                                                    43%             49%           44%         48%         45%
Interest expense                                  1,021           1,116           1,220         1,334       1,458       6,149

Income before taxes                              (2,680)            701           5,907         7,659      11,986      23,572

NOL carryforwards used                                -            (701)         (5,907)       (7,659)    (11,986)    (26,253)

Tax expense                                           -               -               -             -           -           -

Net income                                       (2,680)            701           5,907         7,659      11,986      23,572

Add back non-cash expenses
     Depreciation                                    76             591           1,925         4,056       6,610      13,259
     Interest                                     1,021           1,116           1,220         1,334       1,458       6,149

Capital expenditures                               (755)         (4,400)         (8,945)      (12,358)    (13,180)    (39,638)

Cash generated/(used)                            (2,338)         (1,992)            108           690       6,875       3,342

------------------------------------------------------------------------------------------------------------------------------
Ending cash                         $ 5,000     $ 2,662         $   670         $   778      $  1,468    $  8,342    $  8,342
------------------------------------------------------------------------------------------------------------------------------

                                                      Advanced Radio Telecom

                                                           Balance Sheet
                                                           -------------
                                                              (000s)
ASSETS
Cash                                $ 5,000     $ 2,662         $   670        $    778      $  1,468    $  8,342
Net working capital                       -          67           1,882           6,157         9,947      13,962
Fixed assets, net                         -         679           4,488          11,507        19,809      26,379
Total assets                        $ 5,000     $ 3,408         $ 7,040        $ 18,442      $ 31,224    $ 48,683


LIABILITIES AND EQUITY
Debt                                 10,973      11,994          13,110          14,331        15,665      17,123

Equity                               (5,973)     (8,586)         (6,071)          4,111        15,559      31,561
Total liabilities and equity        $ 5,000     $ 3,408         $ 7,040        $ 18,442      $ 31,224    $ 48,683


                                    Initial          Y1              Y2              Y3            Y4          Y5
                                    -------          --              --              --            --          --
Revenue                                   -       $  .2           $ 5.6          $ 18.5        $ 29.8      $ 41.9
Operating expenses                        -         1.9             3.8            11.3          20.8        28.4
Pretax income/(loss)                      -        (2.7)             .7             5.9           7.7        12.0
Cash balance                          $ 5.0         2.7              .7              .8           1.5         8.3
Debt balance                           11.0        12.0            13.1            14.3          15.7        17.1

                                                                      Exhibit F


                            PLAN SUPPORT AGREEMENT
                            ----------------------

     This Plan Support Agreement (the "Plan Support Agreement"), dated as of June _____, 2001, by and among the Preferred Holders (as defined herein) and the Noteholders (as defined herein) (the Preferred Holders and the Noteholders are hereafter referred to as the "Parties," or each individually, a "Party").

                                   RECITALS
                                   --------

WHEREAS:

          A. On April 20, 2001 (the "Petition Date"), Chapter 11 petitions were filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") by Advanced Radio Telecom Corp., ART Licensing Corp., ART Leasing, Inc., Big Creek Systems, LLC, and DCT Communications, Inc. (individually or collectively, the "Debtors");

          B. The Debtors have continued in the management and operation of their businesses and properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code and a committee of unsecured creditors (the "Committee") has been appointed pursuant to Section 1102 of the Bankruptcy Code;

          C. Each of the entities executing this Plan Support Agreement as a "noteholder" (collectively, the "Noteholders") is a beneficial owner (and/or agent, advisor, affiliate, manager, or other authorized representative of a beneficial owner) of the 14% Senior Notes due 2007 issued by the Debtors (the "Notes") and is a member of the Committee;

          D. Each of the entities executing this Plan Support Agreement as a "preferred holder" (collectively, the "Preferred Holders") is a beneficial owner (and/or agent, advisor, affiliate, manager, or other authorized representative of a beneficial owner) of the Series A Preferred Stock issued by the Debtors (the "Preferred Stock");

          E. The Debtors, the Committee, and the Preferred Holders have engaged in negotiations towards a consensual Chapter 11 plan for the Debtors (the "Restructuring");

          F. On or about June _, 2001, the Debtors, the Committee, and the Preferred Holders each approved the terms and conditions of a Restructuring, the terms of which are embodied in a term sheet which is annexed hereto as Exhibit A (the "Term Sheet");

          G. The Term Sheet provides that, among other things, unsecured creditors will receive, under the Restructuring, stock in the reorganized Debtors. The Term Sheet also provides that, under the Restructuring, the Preferred Holders will receive stock in the reorganized Debtors in the aggregate amount of 5% of the stock which unsecured creditors will receive in respect of their claims;

          H. Each Noteholder and each Preferred Holder shall support and vote to accept a Chapter 11 plan of reorganization consistent with the Term Sheet.

                               TERMS OF AGREEMENT
                               -----------------

     NOW THEREFORE, in consideration of the covenants and agreements contained herein, and for other and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Noteholders and the Preferred Holders, intending to be legally bound hereby, agree as follows:

     1.   Recitals:  The recitals to this Plan Support Agreement are
          --------
incorporated by reference as if set forth at length herein.

     2.   Vote In Favor of Plan:   So long as a Termination Event (as is defined
          ---------------------
in section 7 hereof) shall not have occurred, and subject to and upon the terms and conditions set forth herein and in the Term Sheet, each Noteholder and each Preferred Holder hereby agrees to be bound by all of the Terms and conditions of the Term Sheet and agrees to vote in favor of a Chapter 11 plan which incorporates the terms and provisions of the Term Sheet.

     3.   No Objection to Plan:   So long as a Termination Event (as is defined
          --------------------
in section 7 hereof) shall not have occurred, each Noteholder and each Preferred Holder shall not object to or otherwise commence any proceeding to oppose or object to confirmation of a plan which incorporates the terms and provisions of the Term Sheet.

     4.   Transfer of Notes:   Each Noteholder agrees that it shall not sell,
          -----------------
pledge, assign, or otherwise participate or transfer (collectively, "Transfer"), in whole or in part, any of its Notes or any voting interest therein from the date of execution of this Plan Support Agreement; provided, however, each
                                                  --------  -------
Noteholder shall be permitted to Transfer any or all its Notes or any voting interest therein (i) to a purchaser or lender, as applicable, who agrees in writing (in the form attached hereto as Exhibit B) prior to any such Transfer to be bound by all the terms of this Plan Support Agreement as if such purchaser or lender had originally executed this Plan Support Agreement with respect to the Notes being acquired by such purchaser or lender and notice thereof is provided to the Debtors, the Committee, the Preferred Holders, and the Noteholders at least three (3) business days prior to such Transfer; (ii) after the occurrence of a Termination Event; or (iii) after the date a plan of reorganization for the Debtors, which incorporates the terms of the Term Sheet, is consummated. Any such transfer, assignment, participation, sale, or pledge by a Noteholder of all or portion of its Notes or any voting interest therein during the term of the Plan Support Agreement that is not in compliance with this section 4 shall be void ab initio.
                         --------------

     5.   Transfer of Preferred Stock: Each Preferred Holder agrees that if
          ---------------------------
shall not Transfer, in whole or in part, any of its Preferred Stock or any voting interest therein from the date of execution of this Plan Support Agreement; provided, however, each Preferred Stock Holder shall be permitted to
           --------  -------
Transfer any or all of its Preferred Stock or any voting interest therein (i) to a purchaser or lender, as applicable, who agrees in writing prior to any such Transfer to be bound by all the terms of this Plan Support Agreement (or definitive documentation evidencing the same) as if such purchaser or lender had originally executed this Plan Support Agreement with respect to the Preferred Stock being acquired by such purchaser or lender and notice is provided to the Debtors, the Committee, the Preferred Holders, and the Noteholders at least three (3) business days prior to such Transfer; (ii) after the occurrence of a Termination Event; or (iii) after the date a plan of reorganization for the Debtors, which incorporates the terms of the Term Sheet, is consummated. Any such transfer, assignment, participation, sale, or pledge by a Preferred Holder of all or portion of its Preferred Stock or any voting interest therein during the term of the Plan Support Agreement that is not in compliance with this section 5 shall be void ab initio.
                                                       --------------

     6.   Additional Notes and Preferred Stock: Subject to applicable federal or
          ------------------------------------
state securities law, nothing contained in this Plan Support Agreement shall be construed to preclude any Noteholder or Preferred Holder from acquiring during the term of the Plan Support Agreement additional Notes, Preferred Stock and/or any other claims against or securities of the Debtors; provided, that any such
                                                       --------
additional Notes or Preferred Stock so acquired by any Noteholder or Preferred Holder shall be subject to all of the terms of this Plan Support Agreement.


     7.   Termination of Obligations: The obligations of each Noteholder and
          --------------------------
each Preferred Holder hereunder shall terminate and be of no further force and effect if one of the following termination events (each a "Termination Event") occurs:

               (a) the Debtors and the Committee, jointly, shall have failed to file with the Bankruptcy Court a Chapter 11 plan for the Debtors which incorporates, and is in all respects consistent with, the terms of the Term Sheet and an accompanying proposed disclosure statement by July 31, 2001, unless such date is extended, up to a maximum of sixty (60) days, by the Committee in its sole discretion;

               (b) the Bankruptcy Court shall not have confirmed a Chapter 11 plan which incorporates, and is in all respects consistent with, the terms of the Term Sheet, by October 31, 2001, unless such date is extended, up to a maximum of sixty (60) days, by the Committee in its sole discretion; or

               (c) any or all of the Debtors Chapter 11 Cases shall have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

     8.   Holdings of Notes and Preferred Stock: Each person that executes this
          -------------------------------------
Plan Support Agreement represents that it is the beneficial owner (and/or agent, advisor, affiliate, manager, or other authorized representative of the beneficial owner(s)) of the principal amounts of the Notes or Preferred Stock listed below its signature to this Plan Support Agreement.

     9.   Condition Precedent to Effectiveness: This Plan Support Agreement
          ------------------------------------
shall be effective upon execution hereof by the holders of (i) at least 67% of the face amount of the Debtors' Notes; and (ii) and _____________[***Marc - - insert names of three Preferred Holders***] who hold in the aggregate _____% of the Debtors' Preferred Stock.

     10.  Due Authorization:  Each person who executes this Plan Support
          -----------------
Agreement by or on behalf of each respective party represents that it has been duly authorized or empowered to execute and deliver this Plan Support Agreement on behalf of such party.

     11.  Damages Not Sufficient Remedy: It is understood and agreed by the
          -----------------------------
Parties that money damages would not be a sufficient remedy for any breach of this Plan Support Agreement by any of the Parties and the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

     12.  Obligations Several: Notwithstanding anything contained herein to the
          -------------------
contrary, or any document or instrument executed and delivered in connection herewith, the Parties agree that the obligations, rights, and liabilities of each Noteholder and each Preferred Holder hereunder shall be several and not joint, and no Noteholder or Preferred Holder shall have any liability hereunder for any breach by another Noteholder or Preferred Holder of any such obligation, right, or liability set forth herein.

     13.  Governing Law: This Plan Support Agreement shall be governed by and
          -------------
construed in accordance with the internal laws of the state of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. The Parties hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or in respect of this Plan Support Agreement, or in any way related or incidental to the dealings of the Parties hereto with respect to this Plan Support Agreement, or the transactions contemplated hereby, in each case whether now or hereafter arising, irrespective of whether sounding in contract, tort, or otherwise. The Parties hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any Party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the other Party hereto to waive its right to trial by jury.

     14.  Entire Agreement: This Plan Support Agreement, together with all
          ----------------
exhibits, schedules, and other documents attached hereto, including the Term Sheet, embodies the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior proposals, negotiations, or agreements whether written or oral, relating to the subject matter hereof including any letter of intent. This Plan Support Agreement may not be modified, amended or supplemented except by a document in writing signed by each of the Parties.

     15.  Counterparts: This Plan Support Agreement may be executed in any
          ------------
number of counterparts and by different Parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     16.  Notices: All notices, requests, claims, demands, or other
          -------
communications hereunder shall be in writing and shall be deemed to have been given upon personal delivery thereof, or upon receipt thereof if sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopied to the respective parties as follows:

     If to the Committee:

          Andrews & Kurth LLP
          805 Third Avenue
          New York, New York 10022
          Attn: Paul N. Silverstein, Esq.
          Telecopier: (212) 850-2929

          If to the Noteholders:

          [*****insert addresses from sig blocks****]

          If to the Preferred Holders:

          [*****insert addresses from sig blocks****]

          If to the Debtors:

          Pachulski Stang Ziehl Young & Jones
          10100 Santa Monica Boulevard, 11/th/ Floor
          Los Angeles, California 90067

     17.  Headings: The section headings of this Agreement are for convenience
          --------
of reference only and shall not, for any purpose, be deemed a part of this Agreement.

     18.  Severability: Any provision of this Plan Support Agreement which is
          ------------
prohibited or unenforceable in any jurisdiction or under applicable law shall, as to such jurisdiction or under such applicable law, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     19.  Amendments: No modification or amendment of the terms of this Plan
          ----------
Support Agreement shall be valid unless such modification or amendment, in writing, has been signed by each of the signatories party hereto.

Dated this ______ day of June 2001.

Name of Noteholder                       Name of Preferred Holder

__________________________________       _______________________________________


By: ______________________________       By: ___________________________________
Name:                                    Name:
Title:                                   Title:


Principal Amount of 14% Senior           Number of Series A Preferred Stock --
Notes due 2007 - - $ _________           ____________

                                                                       Exhibit G

                        UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF DELAWARE

In re:                             Chapter 11

ADVANCED RADIO TELECOM CORP.,      Case No.01-1511 (JJF)
et. al.,

Debtors.                           (Jointly Administered)
-------------------------------

                          CHAPTER 11 PLAN TERM SHEET
--------------------------------------------------------------------------------

     Advanced Radio Telecom Corp. and each of its Debtor affiliates, as Debtors and Debtors in Possession in the above captioned bankruptcy cases (collectively, the "Debtors" or the "Company"), present the following material terms of a Chapter 11 Plan for the Debtors, which are acceptable to the Company and its Board of Directors. The terms discussed herein are an integrated compromise and are not divisible. The Chapter 11 Plan shall be proposed jointly by the Debtors and the Debtors' Official Committee of Unsecured Creditors (the "Creditors Committee").

     By their signatures below, and subject to confirmation of a Chapter 11 Plan not later than October 31, 2001, this Term Sheet has been accepted by the Debtors, the Creditors' Committee, each of the entities listed on Exhibit A hereto (the "Noteholders") who are beneficial owners of the Debtors' 14% Senior Notes due 2007 (the "Notes"), and each of the entities listed on Exhibit B hereto (the "Preferred Holders") who are the beneficial owners of the Debtors' Series A Convertible Preferred Stock (the "Preferred Stock"). Subject to the negotiation of a definitive Chapter 11 Plan based on the terms set forth below (the "Chapter 11 Plan"), the Debtors and the Committee will jointly file the Chapter 11 Plan with the Bankruptcy Court, a disclosure statement and other related documents in accordance with the terms set forth below and seek confirmation thereof with the support of the Noteholders and the Preferred Holders.

CURRENT CAPITAL STRUCTURE

     The Company's capital structure consists of the following:

          (i) 39,341,181 shares of common stock, par value $.01 per share (the "Common Stock") issued and outstanding;
          (ii)     3,137,500 shares of Preferred Stock issued and outstanding;
          (iii) $135,000,000 aggregate principal amount outstanding of 14% Senior Notes due 2007 (the "Notes");
          (iv) Approximately [**$____**] of pre-Petition Date trade claims (the "Trade Claims"); and
          (v) Approximately $10.7 in secured claims owed to Cisco Systems Capital Corporation ("Cisco") under that certain Letter

--------------------------------------------------------------------------------

                      Advanced Radio Telecom Corp. ET AL.
                          Chapter 11 Plan Term Sheet
--------------------------------------------------------------------------------

                         Agreement between the Debtors and Cisco dated February 11, 2000.

TREATMENT OF CLAIMS AND INTERESTS UNDER THE CHAPTER 11 PLAN

     The Chapter 11 Plan will classify and provide treatment for claims against and interests in the Company as generally described below. Claims in each such class will be satisfied in exchange for delivery of the consideration described below on the effective date of the Chapter 11 Plan, which effective date shall be as soon as practicable after the entry of the order confirming the Chapter 11 Plan, but not later than thirty (30) days after such date (the "Effective Date").

Administrative Expense Claims: All Administrative Expense Claims will be paid in full on or before the Effective Date.

Priority Tax Claims:           All Priority Tax Claims will be paid in full on
                               or before the Effective Date or paid over a six
                               (6) year period as provided in section
                               1129(a)(9)(C) of the Bankruptcy Code.


Priority Non-Tax Claims:       All Prority Non Tax Claims will be paid in full
                               on or before the Effective Date.

Cisco Claim:                   Cisco's claim will be reinstated or given such
                               other treatment under the Chapter 11 Plan as determined by the Committee, in the exercise of its reasonable discretion.

General Unsecured Claims
(Trade Claim and
Noteholders Claims):           Holders of General Unsecured Claims will receive
                               common stock of the reorganized Company ("New
                               ART") subject to the distribution to be made to Preferred Stock Interests as set forth below.

Preferred Stock Interests:     Holders of Preferred Stock interests will receive
                               common stock of New ART in an amount equal to 5%, in the aggregate, of the stock to be distributed to holders of General Unsecured Creditors under the Chapter 11 Plan.

Common Stock Interests:        All issued and outstanding shares of common stock
                               of the Debtors will be cancelled under the Chapter 11 Plan and the holders thereof will receive no consideration with respect to such stock.

Warrants and Options:          All outstanding options to acquire shares of
                               common stock will be cancelled under the Chapter
                               11 Plan and the holders

--------------------------------------------------------------------------------
ATTORNEY-CLIENT WORK PRODUCT                         PRIVILEGED AND CONFIDENTIAL
                                                    For Discussion Purposes Only

                      Advanced Radio Telecom Corp. ET AL
                          Chapter 11 Plan Term Sheet
--------------------------------------------------------------------------------
                              thereof will receive no consideration with respect to such options.

EXIT FINANCING

     The Committee, in the exercise of its reasonable discretion, shall determine the terms and conditions of any exit financing or additional funding to make the Chapter 11 Plan feasible.

DISPUTE RESOLUTION

     The Bankruptcy Court shall have exclusive jurisdiction over any disputes arising under any of the provisions of this Term Sheet.

IMPLEMENTATION

     Except as otherwise provided herein, the Chapter 11 Plan may contain other terms which are necessary in the Committee's and the Debtors' discretion.

TERMINATION

     This Term Sheet shall terminate and be of no force and effect on October 31, 2001 unless such date is extended, up to a maximum of thirty (30) days, by the Committee. If this Term Sheet is terminated, it shall be null and void ab initio.

Dated: June __, 2001.

                              Advanced Radio Telecom Corp.
                              ART Licensing Corp.
                              ART Leasing, Inc.
                              BIG Creek Systems, LLC
                              DCT Communications, Inc.

                              By: /s/ Wharton B Rivers
                                 ----------------------------------
                                 Name:  Wharton B. Rivers
                                 Title: Chief Executive Officer


                              The Official Committee Of Unsecured
                              Creditors Of Advanced Radio Telecom
                              Corp., ET AL

                              By: /s/ Nikos Hecht
                                 ----------------------------------
                                 Name:  Nikos Hecht
                                 Title: Chairperson

-------------------------------------------------------------------------------
ATTORNEY-CLIENT WORK PRODUCT                         PRIVILEGED AND CONFIDENTIAL
                                                    For Discussion Purposes Only